SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement	☐	Soliciting Material Under Rule 14a-12

☐	Confidential, For Use of the
Commission Only (as permitted
by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

Foster Wheeler Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

FOSTER WHEELER LTD.
PERRYVILLE CORPORATE PARK
CLINTON, NEW JERSEY 08809-4000

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 8, 2007

The Annual General Meeting of Shareholders of Foster Wheeler Ltd., which we refer to as the Annual General Meeting, will be held at the offices of Foster Wheeler Ltd., Perryville Corporate Park, Clinton, New Jersey, on May 8, 2007, at 9:00 a.m. for the following purposes:

1.	To elect two directors for terms expiring at our annual general meeting to be held in 2010.

2.
To appoint PricewaterhouseCoopers LLP as our independent auditors and to authorize our Board of Directors, acting through our Audit Committee, to set the independent auditors’ remuneration, in each case for the fiscal year ending December 28, 2007.

3.	To address any other matters that properly come before the Annual General Meeting and any adjournments or postponements of the meeting.

Our audited financial statements for the fiscal year ended December 29, 2006 will be presented at the Annual General Meeting.

All registered holders of our common shares at the close of business on March 12, 2007 are entitled to notice of, and to vote at, the Annual General Meeting and any adjournments or postponements of the meeting. The attached proxy statement and the accompanying proxy card(s) are being sent to shareholders on or about April 3, 2007.

Please date, sign and return the enclosed proxy card(s) in the enclosed, postage-paid envelope as promptly as possible, or appoint a proxy to vote your shares by using the telephone or Internet, as described in the attached proxy statement, so that your shares may be represented at the Annual General Meeting and voted in accordance with your wishes.

Important note to holders of common shares and/or fractions of common shares: If you hold common shares and/or fractions of common shares, please date, sign and return all proxy cards that have been mailed to you to ensure that all of your shares are represented at the Annual General Meeting.

Admission to the Annual General Meeting will be by ticket only. If you are a registered shareholder and plan to attend the meeting, please check the appropriate box on the proxy card or, if you appoint a proxy by Internet or telephone, please indicate your plans to attend when prompted. In all cases, retain the bottom portion of the proxy card as your admission ticket to the Annual General Meeting. If you are a shareholder whose shares are held through an intermediary, such as a bank or broker, please follow the instructions in the attached proxy statement to obtain a ticket.

By Order of the Board of Directors

PETER J. GANZ Executive Vice President, General Counsel and Secretary

April 3, 2007

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE PROMPTLY RETURN YOUR SIGNED PROXY CARD IN THE ENCLOSED ENVELOPE OR DIRECT THE VOTING OF YOUR SHARES BY TELEPHONE OR INTERNET AS DESCRIBED ON YOUR PROXY CARD.

i

FOSTER WHEELER LTD.
PERRYVILLE CORPORATE PARK
CLINTON, NEW JERSEY 08809-4000

PROXY STATEMENT

For the Annual General Meeting of Shareholders
to be held May 8, 2007

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of the Board of Directors of Foster Wheeler Ltd. to be voted at the Annual General Meeting of Shareholders to be held on May 8, 2007, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders. This proxy statement and the accompanying proxy card are being sent to shareholders on or about April 3, 2007. If you own common shares and/or fractions of common shares, please date, sign and return all proxy cards to ensure that all of your shares are represented at the Annual General Meeting.

Shares represented by valid proxies will be voted in accordance with the instructions provided by the proxies or, in the absence of such instructions, in accordance with the recommendations of our Board of Directors. You may revoke your proxy by signing another proxy card with a later date and returning it to us prior to the Annual General Meeting, appointing a proxy by telephone or on the Internet prior to the meeting or attending the meeting in person and casting a ballot.

A copy of our Annual Report on Form 10-K, including our audited financial statements for the fiscal year ended December 29, 2006, filed on February 27, 2007 with the Securities and Exchange Commission, which we refer to as the SEC, is enclosed with this proxy statement. Our Annual Report on Form 10-K also is available publicly on our web site at www.fwc.com.

Our Board of Directors has fixed the close of business on March 12, 2007 as the record date for determination of shareholders entitled to notice of and to vote at the Annual General Meeting and any adjournments or postponements thereof. There were 70,129,383 common shares outstanding as of March 12, 2007.

Admission to the Annual General Meeting will be by ticket only. For registered shareholders, the bottom portion of the enclosed proxy card is your meeting ticket. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets by writing to the Office of the Secretary, Foster Wheeler Ltd., Perryville Corporate Park, Clinton, New Jersey, 08809-4000, and include proof of share ownership, such as a copy of a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming your beneficial ownership of such shares.

PART I

THE ANNUAL GENERAL MEETING

Time, Date and Place

The Annual General Meeting will be held at 9:00 a.m. on Tuesday, May 8, 2007, at our offices located at Perryville Corporate Park, Clinton, New Jersey.

Record Date

Only registered holders of common shares at the close of business on March 12, 2007, as shown in our register of members, will be entitled to vote, or to grant proxies to vote, at the Annual General Meeting.

Quorum

Our Bye-laws require the presence of a quorum for the Annual General Meeting. The presence at the Annual General Meeting, in person or by proxy, of shareholders holding in excess of 50% of our total issued common shares will constitute a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum at the Annual General Meeting.

Proxies

A proxy card is being sent to each of our common shareholders who held shares as of the record date. If you properly received a proxy card, you may grant a proxy to vote on the proposals presented in one of three ways which are explained in the next section entitled “How You Can Vote.” If you hold shares through someone else, such as a stock broker, in the name of a bank, or other nominee, you will receive voting instructions from that firm. Please check the voting form(s) provided to you by such person to see if they offer Internet or telephone voting.

If you have timely submitted your properly executed proxy card(s) or appointed a proxy to vote your shares by telephone or by Internet and clearly indicated your votes, your shares will be voted as indicated. If you have timely submitted your properly executed proxy card(s) but have not clearly indicated your vote on any of the proposals, your shares will be voted “FOR” such proposals.

If any other matters are properly presented at the Annual General Meeting for consideration, the persons named in the proxy card will have the discretion to vote on these matters in accordance with their best judgment.

How You Can Vote

Each outstanding common share is entitled to one vote at the Annual General Meeting. Pursuant to rules of the SEC, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to vote ‘‘for,’’ ‘‘against’’ or ‘‘abstain’’ on a proposal, or to withhold authority to vote for one or more of the nominees for director.

You may vote by proxy or in person at the Annual General Meeting. If your shares are held in your name, you can vote by proxy in three convenient ways:

By Telephone:

Please refer to your proxy card for instructions. Voting by telephone is available 24 hours a day, seven days a week. Have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to direct the vote of your shares and confirm that your instructions have been properly recorded. In order for your shares to be represented at the Annual General Meeting, your telephone proxy must be received by 11:59 p.m. Eastern Time on May 7, 2007. You also can consent to viewing future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you use this telephone service, you do NOT need to return your proxy card. If you plan to attend the Annual General Meeting, please retain the bottom portion of the proxy card as your admission ticket and please respond to the question asking whether you plan to attend the Annual General Meeting.

By Internet:

Please refer to your proxy card for instructions. The web site is available 24 hours a day, seven days a week. Have your proxy card in hand when accessing the website. In order for your shares to be represented at the Annual General Meeting, your vote must be received by 11:59 p.m. Eastern Time on May 7, 2007. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to viewing future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you use this Internet service, you do NOT need to return your proxy card. If you plan to attend the Annual General Meeting, please retain the bottom portion of the proxy card as your admission ticket and please respond to the question asking whether you plan to attend the Annual General Meeting.

By Mail:

If you choose to return your executed proxy card by mail, please mark your proxy card, date and sign it, and return it in the enclosed postage-paid envelope. If you misplaced your business reply envelope, you should mail your proxy card to Mellon Investor Services LLC, Proxy Processing, P.O. Box 1680, Manchester, Connecticut 06045-9986. If you plan to attend the Annual General Meeting, please retain the bottom portion of the proxy card as your admission ticket. If you hold common shares and/or fractions of common shares, please date, sign and return all proxy cards that have been mailed to you to ensure that all of your shares are represented at the Annual General Meeting.

Under applicable Bermuda law, a company’s bye-laws may provide requirements as to how shareholders can appoint proxies to vote their shares at general meetings of shareholders. Section 42 of our Bye-laws provides alternative procedures for a shareholder to appoint a proxy, including by written instrument, by electronic means or as otherwise determined by our Board of Directors, and further provides that the decision of the chairman of any general meeting as to the validity of any proxy shall be final.

If you hold shares through a bank, broker or nominee, which we refer to collectively as a broker, the broker may generally vote the shares it holds in accordance with instructions received. Therefore, please follow the instructions provided by your broker when directing the voting of your shares. If you do not give instructions to a broker, the broker can vote the shares it holds with respect to “discretionary” or routine proposals. However, a broker cannot vote shares with respect to non-discretionary proposals for which a shareholder has not given instruction. All of the proposals in this proxy statement are considered “discretionary” proposals, and, therefore, may be voted upon by your broker even if you do not instruct your broker.

Revocation of Proxy

If you appoint a proxy, you may revoke that proxy at any time before it is voted at the Annual General Meeting. You may do this by (a) signing another proxy card with a later date and returning it to Mellon Investor Services LLC prior to the meeting, (b) voting or re-voting by telephone or on the Internet in the manner and prior to the deadline set forth above under “How You Can Vote―By Telephone,” or “How You Can Vote―By Internet,” as applicable, or (c) attending the meeting in person and casting a ballot. Later appointments of proxies by telephone or Internet will supersede and cancel earlier appointments of proxies. If you hold your shares in the name of a bank, broker or other nominee, please follow the instructions provided by your bank, broker or nominee in revoking any previously granted proxy.

Validity

The inspectors of election will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of proxies. Their determination will be final and binding. Our Board of Directors has the right to waive any irregularities or conditions as to the manner of voting. We may accept your proxy by any form of written or electronic communication so long as we are reasonably assured that the communication is authorized by you.

Solicitation of Proxies

We will bear the expense of preparing, printing and mailing this proxy statement and the accompanying material. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by our officers and regular employees who will receive no additional compensation for such activities. In addition, we have retained Morrow & Co., Inc. to solicit proxies at a cost of $6,000, plus reimbursement for out-of-pocket expenses. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

PART II

PROPOSALS

PROPOSAL 1 - ELECTION OF DIRECTORS

In accordance with our Bye-laws and pursuant to a resolution adopted by our Board of Directors on February 26, 2002, our Board of Directors is divided into three classes, with one class of directors to be selected each year for a three-year term.

The term of directors in one class expires at this Annual General Meeting. Pursuant to a recommendation by our Governance and Nominating Committee, our Board of Directors has unanimously nominated Mr. Eugene D. Atkinson and Ms. Stephanie Hanbury-Brown, the two directors in this expiring class, for election to our Board of Directors at this Annual General Meeting. The term of directors to be elected at this Annual General Meeting is three years, and will expire at our annual general meeting to be held in 2010. Mr. Atkinson and Ms. Hanbury-Brown were previously elected as directors by our shareholders at a joint annual and special meeting of shareholders held on November 29, 2004.

The proxy agents of our Board of Directors intend to vote for the election of each of the nominees named below, unless otherwise instructed. If any eligible nominee becomes unable to accept nomination or election, proxies will be voted for the remaining nominees, and our Board of Directors will either reduce the size of the board, or select substitute nominees after identifying suitable candidates. Our Bye-laws provide that our Board of Directors shall consist of not less than three and not more than twenty directors, as shall be fixed from time to time by our Board of Directors. Our Board of Directors has resolved that the board shall be comprised of eight directors. There are currently two vacancies on our Board of Directors, one in the class that expires at this Annual General Meeting and one in the class that expires at our annual general meeting to be held in 2008.

Following is the name, principal occupation, age, and certain other information for each director nominee and other directors serving unexpired terms.

Nominees for Election at this Annual General Meeting

Eugene D. Atkinson

Mr. Atkinson is the founder and has been the Managing Partner of Atkinson Capital, LLC, an investor in hedge funds, since June 2005. From May 2000 until May 2005, Mr. Atkinson was a Managing Partner with RHJ Industrial Partners, a private equity firm. From 1984 until 1990, Mr. Atkinson was a Limited Partner with The Goldman Sachs Group Inc., a leading global investment banking, securities and investment management firm, and from 1990 until 1999 he served as Chairman of Goldman Sachs (International). Mr. Atkinson, who is 62 years old, became a member of our Board of Directors in 1995.

Stephanie Hanbury-Brown

Ms. Hanbury-Brown is a Managing Director of Golden Seeds LLC, an investment and advisory firm, which she founded in August 2004. Ms. Hanbury-Brown also founded Morganae Foundation, a not-for-profit organization for alumnae of J.P. Morgan Chase & Co., where she served as President from 2001 until October 2006. From 2001 until December 2003, Ms. Hanbury-Brown served as President of Alsel LLC, a real estate investment company. From 1986 until 2000, Ms. Hanbury-Brown led several global businesses of, and held several positions with, J.P. Morgan, a leading global financial services firm, including Global Head of Futures and Options, head of International Private Banking, Chief Operating Officer of the Global Equities division and head of the E-Commerce division. She is currently a member of the board of directors of Design2Launch and Artemis Women, both private companies, as well as Count Me In, a not-for-profit organization. Ms. Hanbury-Brown, who is 50 years old, became a member of our Board of Directors in 2004.

Requisite Vote

Election of the nominees for director requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions and broker non-votes will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Board Recommendation

Our Board of Directors recommends a vote “FOR” the election of the above-named nominees.

Similar Information on Continuing Directors

Diane C. Creel

Ms. Creel has been the Chairman, Chief Executive Officer and President of Ecovation, Inc., a waste stream technology company, since May 2003. From January 1993 until May 2003, Ms. Creel served as Chief Executive Officer and President of Earth Tech Inc., a company which offers water management, environmental and transportation services and is a business unit of Tyco International Ltd. Ms. Creel currently serves on the board of directors of Allegheny Technologies Inc., a company that produces specialty materials for a variety of industries and whose shares are publicly traded on the New York Stock Exchange, the American Funds of Capital Research Management, an investment firm, and Goodrich Corporation, a company that provides systems and services to the aerospace and defense industry and whose shares are publicly traded on the New York Stock Exchange. Ms. Creel, who is 58 years old, became a member of our Board of Directors in 2004. Her term will expire at our annual general meeting in 2009.

Robert C. Flexon

Mr. Flexon has been the Executive Vice President and Chief Financial Officer of NRG Energy, Inc., a wholesale power generation company primarily engaged in the ownership and operation of power generation facilities and the sale of energy, capacity and related products in the United States and internationally and whose shares are publicly traded on the New York Stock Exchange, since March 2004. From 2000 until June 2001, Mr. Flexon served as Vice President, Business Analysis & Controller, and, from October 2001 until March 2004, was Vice President, Work Process Improvement and Business Development of Hercules, Inc., a company engaged in the manufacture of specialty chemicals used in making a variety of products for home, office, and industrial markets and whose shares are publicly traded on the New York Stock Exchange. Mr. Flexon, a certified public accountant, was an Audit Manager with Coopers & Lybrand in the 1980’s and held various key accounting-related positions, including General Auditor, with Atlantic Richfield Company from 1987 to 2000. Mr. Flexon, who is 48 years old, became a member of our Board of Directors in 2006. His term will expire at our annual general meeting in 2009.

Raymond J. Milchovich

Mr. Milchovich has been our Chairman and Chief Executive Officer since October 2001, and was our President from October 2001 until January 2007, at which time Umberto della Sala was elected our President and Chief Operating Officer. From January 2000 until October 2001, Mr. Milchovich served as the Chairman, President and Chief Executive Officer of Kaiser Aluminum Corporation and its subsidiary, Kaiser Aluminum & Chemical Corporation, a leading producer and marketer of alumina, aluminum and aluminum fabricated products. He is also a director of Nucor Corporation, a company specializing in steel production and recycling and whose shares are publicly traded on the New York Stock Exchange, and Delphi Corporation, a company specializing in mobile electronics and transportation components and systems technology. Mr. Milchovich, who is 57 years old, became a member of our Board of Directors in 2001. His term will expire at our annual general meeting in 2008.

James D. Woods

Mr. Woods has been the Chairman Emeritus and retired Chief Executive Officer of Baker Hughes Incorporated, a provider of products and services to the worldwide oil and gas industry, since January 1997. From April 1987 until January 1997, Mr. Woods served as Chief Executive Officer of Baker Hughes, and, from January 1989 until January 1997, he served as Chairman of Baker Hughes. He is also a director of USEC Inc., ESCO Technologies, OMI Corporation and Complete Production Services, Inc., each of whose shares are publicly traded on the New York Stock Exchange. Mr. Woods, who is 75 years old, became a member of our Board of Directors in 2002. His term will expire at our annual general meeting in 2009.

PROPOSAL 2 - INDEPENDENT AUDITORS: APPOINTMENT AND
AUTHORIZATION OF AUDIT COMMITTEE TO APPROVE REMUNERATION

Our Audit Committee has selected, subject to appointment by our shareholders, PricewaterhouseCoopers LLP, which we refer to as PwC, to serve as our independent auditors for the fiscal year ending December 28, 2007. A representative of PwC will attend the Annual General Meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires. In addition, shareholders are asked to authorize our Board of Directors, acting through our Audit Committee, to set the independent auditors’ remuneration for the fiscal year ending December 28, 2007.

Requisite Vote

Proposal 2 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions and broker non-votes will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Our Audit Committee recommends a vote “FOR” the appointment of PwC as our independent auditors and the authorization for our Board of Directors, acting through our Audit Committee, to set the independent auditors’ remuneration, in each case for the fiscal year ending December 28, 2007.

PART III

OTHER MATTERS

Ownership of Common Shares by Directors, Director Nominees and Executive Officers

The following table sets forth, as of March 12, 2007, beneficial ownership of our common shares by each director or director nominee, by each executive officer named in the Summary Compensation Table in this proxy statement and by all directors and executive officers as a group. As of March 12, 2007, there were 70,129,383 common shares outstanding.

Amount and Nature of Beneficial Ownership of Common Shares

Name of Beneficial Owner	Current Beneficial Holdings(1)		Shares Subject to Options(2)	Share Units(3)	Total	Percent of Class(4)

Eugene D. Atkinson	10,162		7,039	575	17,776	*
Diane C. Creel	4,046		5,989	445	10,480	*
Robert C. Flexon	502		1,444	445	2,391	*
Stephanie Hanbury-Brown	3,070		5,989	445	9,504	*
Raymond J. Milchovich	241,838	(5)	473,353	—	715,191	1.0%
James D. Woods	5,782		6,139	525	12,446	*
Umberto della Sala	10,001		63,350	—	73,351	*
Brian K. Ferraioli	20		1,092	—	1,112	*
Peter J. Ganz	9,380		39,124	—	48,504	*
John T. La Duc	24,156		69,091	—	93,247	*
Bernard H. Cherry(6)	—		10,150	—	10,150	*
All directors and executive officers as a group (14 persons)	308,957		684,867	2,435	996,259	1.4%

(1)
The number of shares indicated as being beneficially owned by each person listed in this table (including each person comprising the group of all our directors and executive officers) includes shares that are individually or jointly owned, as well as shares over which such person has either sole or shared investment or voting authority. Fractions of shares have been rounded to the nearest whole share.

(2)	Represents shares that may be acquired currently or within 60 days after March 12, 2007 through the exercise of stock options to purchase our common shares.

(3)
Includes 445 restricted share units issued to directors under the Foster Wheeler Ltd. Omnibus Incentive Plan, which we refer to as the LTI Plan, which may be acquired or converted into common shares currently or within 60 days after March 12, 2007 due to vesting rights. Also, includes 130 share units for Mr. Atkinson and 80 share units for Mr. Woods issued under the Foster Wheeler Inc. Directors Deferred Compensation and Stock Award Plan, a legacy plan for non-employee directors. Share units do not have any voting or dividend rights.

(4)
The percentages for each person and the group are calculated based on (A)(i) the number of common shares beneficially owned by such person or group, as the case may be, plus (ii) the number of common shares that may be acquired currently or 60 days after March 12, 2007 by such person or group, as the case may be, divided by (B)(i) the number of our outstanding common shares as of March 12, 2007, plus (ii) the number of common shares that may be acquired currently or 60 days after March 12, 2007 by such person or group, as the case may be.

(5)
Includes 124,470 restricted common shares approved and granted under the LTI Plan to Mr. Milchovich on August 11, 2006 in accordance with his restricted stock award and employment agreement. The restricted shares will vest ratably in one-third increments on August 11, 2007, August 11, 2008 and August 11, 2009, and have both voting and dividend rights the same as our common shares.

(6)	Mr. Cherry's tenure with us ended effective June 16, 2006.

*	Less than 1%.

Other Beneficial Owners

Based upon our review of Schedule 13G or Schedule 13D filings with the SEC through March 12, 2007 and other publicly available information, the following entities are known to our management to be beneficial owners of more than five percent of our outstanding common shares, as indicated. As of March 12, 2007, there were 70,129,383 common shares outstanding.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Jeffrey L. Gendell 55 Railroad Avenue Greenwich, CT 06830	3,848,582 (1)	5.5%

Common	Ziff Asset Management, L.P. 283 Greenwich Avenue Greenwich, CT 06830	3,620,964 (2)	5.2%

(1)
Amendment No. 3 to Schedule 13G/A, which was filed with the SEC on February 9, 2007, reported that the shareholder held 3,848,582 common shares. 1,130,055 shares were held by Tontine Capital Partners, L.P. and its general partner Tontine Capital Management, L.L.C. 1,993,340 shares were held by Tontine Partners, L.P. and its general partner Tontine Management, L.L.C. 725,187 shares were held by Tontine Overseas Associates, L.L.C. Mr. Jeffrey L. Gendell reported being the manager of Tontine Management, L.L.C., Tontine Capital Management, L.L.C. and Tontine Overseas Associates, L.L.C. and in that capacity directed their operations. All parties reported shared voting and disposal power over the shares.

(2)
Amendment No. 2 to Schedule 13G, which was filed with the SEC on February 12, 2007, reported that the shareholder held 3,620,964 common shares. Ziff Asset Management, L.P. reported that it is the owner of record of the common shares reported and that PBK Holdings, Inc., Philip B. Korsant and ZBI Equities, L.L.C. may be deemed to beneficially own the common shares reported as a result of their direct or indirect power to vote or dispose of such shares.

Executive Officers

Information regarding Mr. Milchovich, our Chairman and Chief Executive Officer, is provided under Proposal 1 of this proxy statement, under the caption, “Similar Information on Continuing Directors.”

Umberto della Sala

Mr. della Sala, who is 58 years old, has been employed by us for approximately 33 years, serving us and our subsidiaries in various positions of increasing responsibility in Europe and in the United States. Mr. della Sala was elected our President and Chief Operating Officer on January 30, 2007. Prior to his current position, Mr. della Sala served as Chief Executive Officer of our Global Engineering and Construction Business Group (which we refer to as our Global E&C Group) since June 2005, and also served since 2001 as the President and Chief Executive Officer of Foster Wheeler Continental Europe S.r.l. and Chief Executive Officer of Foster Wheeler Italiana S.p.A., both of which are indirect, wholly-owned subsidiaries within our Global E&C Group. He has also held other senior positions with us, including Vice President of Foster Wheeler USA Corporation, another indirect, wholly-owned subsidiary within our Global E&C Group, from 1997 to 2000.

Franco Baseotto

Mr. Baseotto, who is 48 years old, has been employed by us for approximately 16 years, serving us and our subsidiaries in various positions of increasing responsibility in Europe and the United States. On January 30, 2007, Mr. Baseotto was elected, effective August 13, 2007, our Executive Vice President and Chief Financial Officer. Mr. Baseotto currently serves as the Financial Leader of our Global E&C Group, a position he has held since July 2005, and also serves as the Chief Financial Officer of Foster Wheeler Continental Europe S.r.l., a position he has held since October 2003, and will continue in those positions prior to assuming the position of Executive Vice President and Chief Financial Officer on August 13, 2007. From March 2003 to July 2003, Mr. Baseotto served as Director of Finance of Foster Wheeler Inc., an indirect, wholly-owned subsidiary domiciled in the United States. From 1998 to February 2003, Mr. Baseotto served as Director of Finance of Foster Wheeler Continental Europe S.r.l.

Thierry Desmaris

Mr. Desmaris, who is 48 years old, was elected our Vice President of Corporate Development on February 27, 2007, and, since January 2004, has served as our Treasurer. Mr. Desmaris has been employed by us for 20 years. From November 2003 until January 2004, Mr. Desmaris served as our Vice President, Finance. From January 2003 to October 2003, Mr. Desmaris served as the Chief Financial Officer of Foster Wheeler Continental Europe S.r.l., and from January 2002 until December 2002, he served as our Assistant Controller and Director of Project Finance.

Brian K. Ferraioli

Mr. Ferraioli, who is 51 years old, was elected our Vice President and Controller on November 4, 2002. Mr. Ferraioli has been employed by us for 28 years. From July 2000 until November 2002, Mr. Ferraioli served as Vice President and Chief Financial Officer of Foster Wheeler USA Corporation, and, from July 1998 to July 2000, he served as Vice President and Chief Financial Officer of Foster Wheeler Power Systems, Inc., an indirect, wholly-owned subsidiary. Prior to this time, Mr. Ferraioli served as Vice President International Project Finance at Foster Wheeler International, Chief Financial Officer of Foster Wheeler Iberia, as well as Assistant Controller of Foster Wheeler Italiana S.p.A., all of which are indirect, wholly-owned subsidiaries.

Peter J. Ganz

Mr. Ganz, who is 45 years old, was elected our Executive Vice President and General Counsel on October 10, 2005. Mr. Ganz was elected our Secretary in May 2006. Since 1995, and prior to joining us, Mr. Ganz held various positions with G-I Holdings Corporation (formerly GAF Corporation), which we refer to as G-I Holdings, its subsidiary, GAF Materials Corporation, which we refer to as GAFMC, and its former subsidiary, International Specialty Products, Inc., which we refer to as ISP. In April 2002, Mr. Ganz was elected Senior Vice President and Deputy General Counsel of G-I Holdings, GAFMC and ISP, and in May 2003, he also was elected General Counsel of ISP’s operating subsidiary, ISP ChemCo Inc. In May 2005, Mr. Ganz was elected Senior Vice President, General Counsel and Secretary of GAFMC and ISP and also was elected CEO, President, General Counsel and Secretary of G-I Holdings.

Rakesh K. Jindal

Mr. Jindal, who is 48 years old, was elected our Vice President of Tax on January 25, 2005. From June 2000 until January 2005, Mr. Jindal served as Corporate Tax Director, and, from December 1996 until June 2000, he served as Assistant Director of Tax.

John T. La Duc

Mr. La Duc, who is 64 years old, was elected our Executive Vice President and Chief Financial Officer on April 14, 2004. Mr. La Duc spent nearly 35 years with Kaiser Aluminum, most recently serving as Executive Vice President and Chief Financial Officer from 1990 until March 2004.

David Wardlaw

Mr. Wardlaw, who is 51 years old, was elected our Vice President, Project Risk Management Group on July 1, 2004. Mr. Wardlaw is a chemical engineer, and has been employed by us for 29 years. Mr. Wardlaw has been a director of our U.K. subsidiary, Foster Wheeler Energy Limited, since July 1996, and has served in various executive positions with that company, including as Director of Pharmaceuticals from July 2003 until July 2004, Director of Engineering from January 1998 until July 2003, and Director of Commercial Operations from July 1996 until January 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, requires our directors and executive officers and any persons who own more than 10% of our outstanding common shares to file reports of holdings and transactions in our shares with the SEC. Based on our records and other information, we believe that our directors and executive officers met all applicable SEC filing requirements in 2006 with respect to our common shares.

Involvement in Certain Legal Proceedings

Mr. Milchovich was the former Chairman, President and Chief Executive Officer of Kaiser Aluminum Corporation from January 2000 until October 2001. Kaiser Aluminum Corporation commenced a voluntary petition under Chapter 11 of the United States Bankruptcy Code on February 12, 2002, and emerged from bankruptcy protection on July 6, 2006.

Mr. La Duc was the former Executive Vice President and Chief Financial Officer of Kaiser Aluminum Corporation from 1990 until March 2004. Kaiser Aluminum Corporation commenced a voluntary petition under Chapter 11 of the United States Bankruptcy Code on February 12, 2002, and emerged from bankruptcy protection on July 6, 2006.

Audit Committee Report

The Audit Committee of Foster Wheeler Ltd. (the “Company”) operates under a written charter adopted and approved by the Company’s Board of Directors on July 30, 2002, which was amended most recently on August 7, 2006. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee is comprised of three directors, all of whom are “independent” as that concept is defined in Section 10A of the Securities Exchange Act of 1934, as amended, the rules promulgated by the SEC thereunder, and the applicable corporate governance rules of The NASDAQ Stock Market, Inc.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to ensure compliance with generally accepted accounting principles and applicable laws and regulations. The Company’s independent auditors are responsible for auditing the Company’s consolidated financial statements and its internal control over financial reporting and expressing opinions on its consolidated financial statements and on management’s assessment of, and the effectiveness of, the Company’s internal control over financial reporting. The Audit Committee's responsibilities include monitoring and reviewing these processes and procedures.

During fiscal 2006, the Audit Committee held four meetings. Among other things, the Audit Committee:

(1)
reviewed and discussed with management, the internal auditors, and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors, the Company’s consolidated audited financial statements as well as its internal control over financial reporting as of and for the fiscal year ended December 29, 2006. The Board of Directors, including the Audit Committee, received representations from management as to conformity of the Company’s consolidated audited financial statements with generally accepted accounting principles, and PwC issued its report dated February 27, 2007;

(2)	discussed with PwC all matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended;

(3)
obtained from PwC a formal written statement describing all relationships between PwC and the Company that might bear on PwC's independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” reviewed and discussed with PwC any relationships that may have an impact on their objectivity and independence and satisfied itself as to PwC's independence. The Audit Committee also considered whether the provision of non-audit services by PwC to the Company is compatible with PwC's independence, and concluded that PwC is independent from the Company and its management. The Audit Committee also reviewed and approved the amount of fees paid to PwC for audit and non-audit services;

(4)
discussed with the internal auditors and PwC the overall scope and plans of their respective audits. The Audit Committee met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of its financial reporting; and

(5)
based on the reviews and discussions referred to above and subject to the limitations on the Audit Committee's role and responsibility described above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2006 for filing with the Securities and Exchange Commission. The Audit Committee also has selected, subject to approval by the Company’s shareholders, PwC as the Company’s independent auditors for the fiscal year ending December 28, 2007.

The Audit Committee:
Robert C. Flexon, Chairman
Eugene D. Atkinson
Stephanie Hanbury-Brown

Audit Committee Financial Experts

Our Board of Directors has determined that Mr. Atkinson, Mr. Flexon and Ms. Hanbury-Brown are each an “Audit Committee Financial Expert,” as defined under the rules promulgated by the SEC. Our Board of Directors has also determined that each of these directors is “independent” as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder, and the applicable corporate governance rules of The NASDAQ Stock Market, Inc., which we refer to as NASDAQ, and that none of them has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Fees

The following table presents fees for professional audit services rendered by PwC for the audit of our annual financial statements for the fiscal years ended December 29, 2006 and December 30, 2005 and fees for other services rendered by PwC during those periods.

	Fiscal Year Ended
	December 29, 2006	December 30, 2005
Audit fees(1)	$7,069,100	$8,045,200
Audit-related fees(2)	155,200	260,000
Tax fees(3)	2,328,000	2,400,200
All other fees(4)	17,500	5,000
Total	$9,569,800	$10,710,400

(1)
Audit fees consist of fees for the audit of our consolidated financial statements and fees for additional work, such as statutory audits and regulatory filings. The audit fees include fees related to the audit of our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Represents fees for audits of our employee benefit plans.

(3)	Represents fees for assistance with tax compliance, tax planning and reporting.

(4)	Represents fees for an accounting research software license.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Performed by Our Independent Auditors

Consistent with SEC policies regarding auditor independence, our Audit Committee has responsibility for recommending (subject to appointment by our shareholders), approving the compensation of, and overseeing the work, of our independent auditors. In recognition of this responsibility, our Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent auditors. This policy provides for an annual budget and any subsequent changes for both audit and non-audit services to be approved by our Audit Committee in advance, and our Audit Committee is provided with quarterly reporting on actual spending.

Committees of Our Board of Directors

During fiscal 2006, our Board of Directors held nine meetings. Each director attended at least 75% of the aggregate number of meetings of our Board of Directors and each committee on which he or she served. Our Board of Directors has established standing committees to consider various matters and to make recommendations to the full Board of Directors for proposed courses of action by our Board of Directors. We have established the following committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each member of these committees is “independent” as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder, and the applicable NASDAQ corporate governance rules. Committee charters have been established for each of these committees and are publicly available on our website at www.fwc.com/corpgov. The charters may also be obtained upon request by writing to the Office of the Secretary, Foster Wheeler Ltd., Perryville Corporate Park, Clinton, New Jersey 08809-4000.

Based on the recommendation of our Governance and Nominating Committee, our Board of Directors designates members and chairpersons of each of the committees of our Board of Directors and the Deputy Chairman of executive sessions of our non-employee directors. Committee chairpersons through December 31, 2006 were (i) Mr. Atkinson, Audit Committee, (ii) Mr. Melone, Compensation Committee, and (iii) Mr. Woods, Governance and Nominating Committee. Mr. Melone was designated Deputy Chairman of executive sessions of our non-employee directors through December 31, 2006. Effective January 1, 2007, the committee chairpersons are: (i) Mr. Flexon, Audit Committee, (ii) Ms. Creel, Compensation Committee, and (iii) Mr. Atkinson, Governance and Nominating Committee. Effective January 1, 2007, Mr. Woods has been designated Deputy Chairman of executive sessions of our non-employee directors.

Audit Committee

The members of our Audit Committee are currently Mr. Flexon, Chairman, Mr. Atkinson and Ms. Hanbury-Brown. During fiscal 2006, this committee held four meetings.

Our Audit Committee assists our Board of Directors in the oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independence and qualifications of our independent auditors and (4) the performance of our internal audit function and our independent auditors.

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors. The functions of this committee include reviewing compliance with our policies; annually reviewing the status of any significant litigation; reviewing with our independent auditors and management the results of the audit, our financial statements and our system of internal accounting control; pre-approving fees of the independent auditors; reviewing with management and our independent auditors our annual and quarterly financial statements and any material changes in accounting principles or practices used in preparing our financial statements prior to their inclusion in the filing of a report on Form 10-K or 10-Q with the SEC, including a review of the items required by SAS 61, as amended, as in effect at that time in the case of the quarterly reports; receiving from the independent auditors the report required by Independence Standards Board Standard No. 1 as in effect at that time and discussing such report with our independent auditors; and annually reviewing and assessing the Audit Committee Charter. Our Audit Committee members meet separately from the full Board of Directors with representatives of PwC at each Audit Committee meeting.

Compensation Committee

The members of our Compensation Committee are currently Ms. Creel, Chairperson, and Mr. Woods. During fiscal 2006, this Committee held six meetings. The functions of this committee are to discharge our Board of Directors’ responsibilities relating to compensation of our directors, the CEO and other senior executives including, but not limited to, approving salary rates and, as applicable, short-term incentive compensation, the award of stock options, restricted common shares or other equity rights for executive officers. Our Compensation Committee acts as the plan administrator to the Foster Wheeler Inc. Salaried Employees Pension Plan, the Foster Wheeler Inc. 401(k) Plan and the Supplemental Employee Retirement Plan. In addition, the Compensation Committee also recommends to our Board of Directors proposals for the adoption, material amendment or termination of the Foster Wheeler Inc. Salaried Employees Pension Plan and the Foster Wheeler Inc. 401(k) Plan.

Governance and Nominating Committee

The members of our Governance and Nominating Committee are currently Mr. Atkinson, Chairman, Ms. Creel, Ms. Hanbury-Brown and Mr. Woods. During fiscal 2006, this committee held four meetings. The functions of this committee include recommending to our Board of Directors the appropriate structure and function of our Board of Directors and its committees; recommending to our Board of Directors the nominees for election as directors and corporate officers; reviewing the performance of incumbent directors and corporate officers to determine whether to nominate them for re-election; overseeing the annual performance review of our Board of Directors and each of the committees; and considering matters of corporate governance.

Director Nominations

Our Governance and Nominating Committee identifies and recommends to our Board of Directors individuals to be nominated for election as directors. In addition, shareholders may recommend candidates for nomination and election as directors.

Independence Standards

A majority of our Board of Directors will consist of independent directors, who are directors that (1) are neither officers nor employees of us or our subsidiaries; (2) have no relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director; and (3) are otherwise “independent” as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder, and the applicable NASDAQ corporate governance rules.

Our Board of Directors uses the following standards to assist it in determining director independence. A director will not be considered independent if, within the preceding three years: (1) such person was employed by us or by any of our subsidiaries, or had an immediate family member who was an executive officer of us or any of our subsidiaries; (2) such person, or an immediate family member, was employed by or affiliated with our independent or internal auditors in a professional capacity; (3) such person, or an immediate family member, was employed as an executive officer of another company where any of our present executive officers served on that company’s compensation committee; (4) such person is an executive officer or employee, or has an immediate family member who is an executive officer, of a company that made payments to, or received payments from, us in an annual amount exceeding the greater of (a) 5% of the recipient’s consolidated gross revenues for that year or (b) $200,000; or (5) such person, or an immediate family member, received more than $60,000 per year in direct compensation from us, other than director and committee fees, pension or other forms of deferred compensation or benefits for prior service not contingent in any way on continued service.

Our Board of Directors annually reviews certain commercial relationships of directors and determines whether any such relationships would create a conflict of interest that would interfere with a director's independence, even though such relationships are not restricted by the foregoing standards. In making such a determination, the following relationships will not be considered by our Board of Directors as material relationships that would impair a director's independence: the director is an executive officer or an employee, or the director has an immediate family member who is an executive officer, of another company (1) that is indebted to us, or to which we are indebted, and the total amount of either company's indebtedness to the other is less than 5% of the total consolidated assets of either company; or (2) in which we own a common stock interest, or which owns a common share interest in us, and the amount of the interest is less than 5% of the total shareholders' equity of the company in which the interest is owned.

Our Board of Directors also annually reviews the relationships between directors and charitable organizations and determines whether any such relationships would create a conflict of interest that would interfere with a director's independence, even though such relationships are not restricted by the foregoing standards. In making such a determination, the following relationships will not be considered by our Board of Directors as material relationships that would impair a director's independence: the director, or an immediate family member, serves as an officer, director or trustee of a charitable organization and our discretionary charitable contributions to the organization are less than the greater of (1) 5% of the charity’s revenues or (2) $200,000.

Other Criteria; Nomination Method

With respect to identifying and evaluating director candidates, our position is that our Board of Directors should be comprised of persons with the most beneficial mix of qualifications in areas that are important and relevant to our businesses. Each director should have in-depth experience in at least one area of importance to us, such as a general understanding of energy-related businesses or professional service businesses with respect to the engineering, procurement and construction industry; regional expertise in areas of the world important to us; and financial services, legal experience and knowledge in global business. We also evaluate the skills and experience of a candidate for director in the context of evaluating the skills and experience of the incumbent board members, individually and as a group, with the objective of enhancing the skills, experience and effectiveness of our Board of Directors as a whole. During fiscal year 2006, our Governance and Nominating Committee paid fees to each of Spencer Stuart and Taylor Meyer Associates, LLC to assist in identifying and evaluating potential candidates for our Board of Directors.

Our Board of Directors, by resolution adopted at least 20 days before each annual general meeting, selects nominees for election as directors. Shareholders entitled to vote for the election of directors at an annual general meeting may nominate individuals for election to our Board of Directors if they comply with the notice procedures described in this paragraph. A shareholder’s notice to nominate an individual for election as a director must be received by the Secretary at our principal executive offices not less than 120 calendar days in advance of the date that is one year after our proxy statement for the previous year's annual general meeting. The shareholder’s notice must provide information about the nominee and other information required by our Bye-laws, which are filed as an exhibit to our Annual Report on Form 10-K. Alternatively, a copy of our Bye-laws can be obtained by writing to the Office of the Secretary, Foster Wheeler Ltd., Perryville Corporate Park, Clinton, New Jersey 08809-4000. Our Governance and Nominating Committee will evaluate any director candidate nominated by shareholders according to the criteria discussed above and, based on the results of that evaluation, will determine whether to include the candidate in its recommended slate of director nominees in the proxy statement.

Executive Sessions of the Non-Employee Directors

The non-employee members of our Board of Directors meet in Executive Session after each meeting of our Board of Directors. The Executive Sessions, in which only non-employee directors participate, are chaired by the Deputy Chairman of our Board of Directors, who serves as the Executive Session Presiding Director. The Deputy Chairman of our Board of Directors is Mr. Woods, who was appointed by the non-employee directors of our Board of Directors.

Attendance of Board Members at Annual General Meeting of Shareholders

Six of seven members of our Board of Directors were in attendance at the annual general meeting held on May 9, 2006.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including, the Chief Executive Officer, Chief Financial Officer and other senior finance organization employees. Any waiver of this Code of Business Conduct and Ethics for executive officers or directors may be made only by our Board of Directors or a committee of our Board of Directors and will be promptly disclosed to our shareholders. If we make any substantive amendments to this Code of Business Conduct and Ethics or grant any waiver, including an implicit waiver, from a provision of the Code to the Chief Executive Officer, Chief Financial Officer, Controller or any person performing similar functions, we will disclose the nature of such amendment or waiver on our website, or in a report on Form 8-K, as required by the rules promulgated by the SEC and the applicable NASDAQ corporate governance rules.

Our Code of Business Conduct and Ethics is publicly available on our website at www.fwc.com/corpgov. A copy of our Code of Business Conduct and Ethics may also be obtained upon request, without charge, by writing to the Office of the Secretary, Foster Wheeler Ltd., Perryville Corporate Park, Clinton, New Jersey 08809-4000.

Communicating with Directors

Shareholders and interested parties may communicate directly with Mr. Woods, the Deputy Chairman of our Board of Directors, or the non-employee directors as a group by mailing such communications to Deputy Chairman, c/o Office of the Secretary, Foster Wheeler Ltd., Perryville Corporate Park, Clinton, New Jersey 08809-4000. Stakeholders may also contact our Board of Directors via the Internet at www.fw-stakeholder.com. Such communications may be confidential and/or anonymous.

Director Compensation for the Year Ended December 29, 2006

The Board establishes director compensation. The Compensation Committee, with the assistance of outside consultants, periodically reviews the amount and composition of director compensation and makes recommendations to the Board of Directors as needed. Our CEO, as an executive officer, does not receive additional compensation for his services as a director or as Chairman. Director fees (including equity awards) are the sole form of direct or indirect compensation that non-employee members of the Board of Directors may receive from us.

Our non-employee directors were paid an annual cash retainer of $65,000 per year, payable quarterly. On May 9, 2006, the Board approved an increase in the annual cash retainer from $60,000 to $65,000 based upon the recommendation of the Compensation Committee and in connection with a market analysis performed by the outside consulting firm, Mercer Human Resource Consulting. The Board of Directors also approved an increase from $50,000 to $65,000 in the value of the annual equity awards (restricted stock units and stock options) for non-employee directors and incremental awards were made to cover the period through September 2006. In addition, on June 16, 2006, awards were made to two newly elected directors, Robert C. Flexon and Ralph Alexander. The directors eligible for the full year 2006 equity awards (namely, Eugene D. Atkinson, Diane C. Creel, Stephanie Hanbury-Brown, Joseph J. Melone and James D. Woods) were granted equity awards by the Board of Directors on November 8, 2005, and incremental awards were granted on June 16, 2006. The incremental restricted stock unit awards of June 16, 2006 and the November 8, 2005 awards vested on September 30, 2006. The incremental stock option awards of June 16, 2006 have an exercise price of $39.84 per share, vested on September 30, 2006 and expire on September 30, 2010. The exercise price of the stock options was determined using the closing share price on June 15, 2006. The closing price on the date of grant (June 16, 2006) was $39.51.

Also, on November 15, 2006, the Board of Directors approved additional equity awards for non-employee directors relating to the remainder of 2006 (October through December 2006) and the full year 2007. Consequently, each non-employee director received 879 restricted stock units and 1,981 stock options for the remaining portion of 2006 and the calendar year 2007. The restricted stock units and stock options awarded on November 15, 2006 vest on December 31, 2007. The November 15, 2006 stock options have an exercise price of $50.10 per share and expire on December 31, 2011. The exercise price of the stock options was determined using the closing price on the grant date (November 15, 2006). The restricted stock units and stock options vest proportionately over the vesting period if the directors are terminated other than for cause.

Directors who also served as Committee Chairpersons received additional cash amounts as follows: Committee Chairpersons for the Compensation Committee and the Governance and Nominating Committee received $5,000, the Chairperson of the Audit Committee received $10,000 and the Deputy Chairperson of the Board of Directors received $5,000 per year for their respective duties.

The table below sets forth the non-employee director compensation for the year ended December 29, 2006.

Name (a)	Fees Earned or Paid in Cash ($) (b) (1)	Stock Awards ($) (c) (2)	Option Awards ($) (d) (2)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Eugene D. Atkinson (3)	$73,270	$44,464	$21,274	$-	$-	$-	$139,008
James D. Woods (4)	$68,270	$44,464	$21,274	$-	$-	$-	$134,008
Diane C. Creel (5)	$63,270	$44,464	$21,274	$-	$-	$-	$129,008
Joseph J. Melone (6)	$73,270	$44,464	$21,274	$-	$-	$-	$139,008
Stephanie Hanbury-Brown (7)	$63,270	$44,464	$21,274	$-	$-	$-	$129,008
Robert C. Flexon (8)	$43,750	$28,642	$12,609	$-	$-	$-	$85,001
Ralph Alexander (9)	$42,500	$27,733	$12,352	$-	$-	$-	$82,585
Roger L. Heffernan (10)	$3,000	$3,901	$1,628	$-	$-	$-	$8,529
David M. Sloan (11)	$21,452	$16,042	$6,692	$-	$-	$-	$44,186

(1)	Represents all fees earned and paid during the year ended December 29, 2006 including the incremental increase in annual cash retainer approved in May 2006.

(2)
Represents the compensation expense of restricted share units and stock option awards recognized in our consolidated financial statements for the reporting period in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard (SFAS) No. 123R, “Share-Based Payment.” The compensation cost shown for restricted share units is based on the closing price of our common shares on the date of grant, and the compensation cost shown for stock option awards is based on the fair value determined using the Black-Scholes option-pricing model on the date of grant. For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 29, 2006: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations―Application of Critical Accounting Estimates,” and Note 1, “Summary of Significant Accounting Policies―Share-Based Compensation Plans,” and Note 12, “Share-Based Compensation Plans” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.”

(3)
On June 16, 2006, Mr. Atkinson was awarded 111 restricted share units and 97 stock options under the LTI Plan, which had grant date fair values of $4,386 and $1,243, respectively. On November 15, 2006, Mr. Atkinson was awarded 879 restricted share units and 1,981 stock options under the LTI Plan, which had grant date fair values of $44,038 and $34,925, respectively. Such awards have been valued in accordance with SFAS No. 123R. As of December 29, 2006, Mr. Atkinson had an aggregate 879 restricted share unit awards and 8,015 stock option awards outstanding.

(4)
On June 16, 2006, Mr. Woods was awarded 111 restricted share units and 97 stock options under the LTI Plan, which had grant date fair values of $4,386 and $1,243, respectively. On November 15, 2006, Mr. Woods was awarded 879 restricted share units and 1,981 stock options under the LTI Plan, which had grant date fair values of $44,038 and $34,925, respectively. Such awards have been valued in accordance with SFAS No. 123R. As of December 29, 2006, Mr. Woods had an aggregate 879 restricted share unit awards and 7,115 stock option awards outstanding.

(5)
On June 16, 2006, Ms. Creel was awarded 111 restricted share units and 97 stock options under the LTI Plan, which had grant date fair values of $4,386 and $1,243, respectively. On November 15, 2006, Ms. Creel was awarded 879 restricted share units and 1,981 stock options under the LTI Plan, which had grant date fair values of $44,038 and $34,925, respectively. Such awards have been valued in accordance with SFAS No. 123R. As of December 29, 2006, Ms. Creel had an aggregate 879 restricted share unit awards and 6,965 stock option awards outstanding.

(6)
On June 16, 2006, Mr. Melone was awarded 111 restricted share units and 97 stock options under the LTI Plan, which had grant date fair values of $4,386 and $1,243, respectively. On November 15, 2006, Mr. Melone was awarded 879 restricted share units and 1,981 stock options under the LTI Plan, which had grant date fair values of $44,038 and $34,925, respectively. Such awards have been valued in accordance with SFAS No. 123R. As of December 29, 2006, Mr. Melone had an aggregate 879 restricted share unit awards and 8,015 stock option awards outstanding. Mr. Melone retired from the Board of Directors on December 31, 2006.

(7)
On June 16, 2006, Ms. Hanbury-Brown was awarded 111 restricted share units and 97 stock options under the LTI Plan, which had grant date fair values of $4,386 and $1,243, respectively. On November 15, 2006, Ms. Hanbury-Brown was awarded 879 restricted share units and 1,981 stock options under the LTI Plan, which had grant date fair values of $44,038 and $34,925, respectively. Such awards have been valued in accordance with SFAS No. 123R. As of December 29, 2006, Ms. Hanbury-Brown had an aggregate 879 restricted share unit awards and 6,965 stock option awards outstanding.

(8)
On June 16, 2006, Mr. Flexon was awarded 502 restricted share units and 439 stock options under the LTI Plan, which had grant date fair values of $19,834 and $5,624, respectively. On November 15, 2006, Mr. Flexon was awarded 879 restricted share units and 1,981 stock options under the LTI Plan, which had grant date fair values of $44,038 and $34,925, respectively. Such awards have been valued in accordance with SFAS No. 123R. As of December 29, 2006, Mr. Flexon had an aggregate 879 restricted share unit awards and 2,420 stock option awards outstanding.

(9)
On June 16, 2006, Mr. Alexander was awarded 479 restricted share units and 419 stock options under the LTI Plan, which had grant date fair values of $18,925 and $5,367, respectively. On November 15, 2006, Mr. Alexander was awarded 879 restricted share units and 1,981 stock options under the LTI Plan, which had grant date fair values of $44,038 and $34,925, respectively. Such awards have been valued in accordance with SFAS No. 123R. As of December 29, 2006, Mr. Alexander had an aggregate 879 restricted share unit awards and 2,400 stock option awards outstanding. Mr. Alexander resigned from the Board of Directors on February 27, 2007.

(10)	Mr. Heffernan resigned from the Board of Directors effective January 18, 2006.

(11)	Mr. Sloan resigned from the Board of Directors effective May 9, 2006.

Indemnification of Directors and Officers

Effective October 15, 2006, we renewed insurance policies for a term of one year in respect of indemnification of directors and officers. The scope of these policies is similar to coverage under the prior policies held by us.

Compensation Committee Interlocks and Insider Participation

The following directors served on our Compensation Committee from January 1, 2006 through December 31, 2006: Mr. Melone, Chairman, Mr. Alexander, Ms. Creel and Mr. Woods. Mr. Melone retired from our Board of Directors on December 31, 2006, Mr. Alexander resigned from our Board of Directors on February 27, 2007, and Ms. Creel was appointed Chairperson on January 1, 2007. None of the members of our Compensation Committee are former or current officers or employees of us or any of our subsidiaries.

Compensation Discussion and Analysis

General Philosophy. We design our executive pay programs in a manner that is intended to align the interests of our executives with those of our shareholders. During the 2001-2004 period, we operated our business in an operational and financial turnaround mode. During this time our compensation philosophy was driven by the need to retain our management team and incentivize it to take the actions necessary to return us to profitability and financial viability. When we made our long-term incentive grants in October 2004, it was possible that they would be worth little or nothing if we were not successful in our turnaround. Our key executives agreed to have a significant component of their compensation tied to increasing the value produced for our shareholders and other stakeholders. We believe that long-term incentive compensation is best used to highly motivate the executives with the greatest ability to positively impact our business.

We compensate our senior management through a mix of base salary, short-term incentive compensation and long-term incentive compensation, with an emphasis on performance compensation. We design our compensation programs to be simple and easily understood and measured, with a limited number of perquisites.

We believe that it is important to be able to make management changes quickly and decisively as appropriate to further the business. Accordingly, we have implemented the contractual arrangements necessary to allow us to attract and retain the high-quality management we need to run our business.

Board Process. In setting the compensation program for each year, the Compensation Committee determines the final compensation of the named executive officers, based on proposals of the CEO. The Compensation Committee also considers market data, and generally consults with a nationally recognized consulting firm as it deems appropriate. In setting the compensation for each executive officer, we review the nature and scope of each officer’s responsibilities as well as his effectiveness in supporting our near and long-term goals. As our business has become increasingly profitable, our measures of successful performance have changed, and may continue to change.

Overall Compensation. To assist us in establishing compensation for executive officers, we engaged Hewitt Associates (which we refer to as Hewitt) in 2006 to perform a study of the compensation of our senior management and those of 152 other companies, each of which has revenues between $1.3 billion and $5.2 billion, with median revenues of $2.5 billion. We used this study to establish ranges for compensation, and we believe that the information we receive from studies of a group of similarly-sized companies provides a base for our internal compensation deliberations. Hewitt also assisted the Compensation Committee in designing and creating the LTI Plan.

In setting the overall compensation for executive officers, we considered compensation for similarly situated executive officers of comparable companies as provided by Hewitt, and used the information as a guide for determining total compensation. We also applied a test of reasonableness and judgment to the results. In making determinations regarding compensation, we consider performance and internal pay equity across business functions within the company.

Compensation of the CEO. In determining the overall compensation for the CEO, the Compensation Committee determined that his total compensation should be in line with that of chief executive officers of comparable companies. In 2006, Mercer Human Resource Consulting (which we refer to as Mercer) advised the Compensation Committee on matters relating to the renewal of the CEO’s employment agreement. The CEO’s prior employment agreement was scheduled to terminate by its terms in October 2006. Because our Board of Directors believed that it was critical to us that Mr. Milchovich remain our chief executive officer, the Compensation Committee began the process of negotiating a new employment agreement with him in early 2006. The Compensation Committee worked with Mercer to develop a compensation package that would compensate him at a level appropriate with his demonstrated skills and abilities and to grant him awards under the LTI Plan designed to provide future motivation for him to continue to achieve further success for the company. The Compensation Committee also retained independent legal counsel to advise it in connection with this matter. The CEO’s new employment agreement, which was executed on August 11, 2006, was approved by our Board of Directors, based on the recommendation of the Compensation Committee.

Base Salaries. The base salaries we provide to executive officers are designed to provide a stable annual salary at a level consistent with individual contributions to our business using market levels as a guide. We review base salaries annually and adjust them as appropriate. A portion of the cash paid to certain of our executive officers is not considered a part of base salary for purposes of calculating short-term incentive compensation or severance payments, as described in footnote 1 under “Summary Compensation Table for the Year Ended December 29, 2006.”

Short-Term Incentive Compensation. Our practice is to award cash short-term incentive compensation based upon reaching set performance targets, which are established at the beginning of a calendar year. We use EBITDA (earnings before income taxes, interest expense, depreciation and amortization), net earnings and cash flow as key measures for determining whether executive officers have met performance targets. In 2006, our named executive officers’ short-term incentive compensation targets were weighted 50% towards earnings-based metrics and 50% towards cash-based metrics. The Compensation Committee determined these metrics to be the best means to accomplish our corporate goals.

The named executive officers are eligible for short-term incentive compensation awards under the Foster Wheeler Annual Executive Short-Term Incentive Plan. Similar arrangements are also in place for most other eligible employees. The annual short-term incentive awards payable to a participant for a calendar year are determined by the Compensation Committee, based on proposals of the CEO and the financial targets established at the beginning of a calendar year. Individual awards may be adjusted up (but not to exceed the maximum amount of two times described below) or down in the discretion of the Compensation Committee, based upon recommendations from the CEO, depending on individual performance. We believe that the performance-related targets set for 2006 were challenging ones, the achievement of which was substantially uncertain at the time of their establishment.

The maximum amount of an award is based upon a calculation of two times the participant’s Short-Term Incentive Target Percentage Opportunity, which is defined below. Short-Term Incentive Target Percentage Opportunity is a percentage applied against an employee’s base salary and is communicated to the employee. The Short-Term Incentive Target Percentage Opportunity can vary, in the Compensation Committee’s discretion, from year to year and can incorporate the effect of factors including, but not limited to, market comparability data, base pay and performance-based adjustments.

We reported record earnings and cash balances in 2006, and our active named executive officers exceeded their goals in 2006.

Long-Term Incentive Compensation. Long-term incentive compensation is granted pursuant to the terms of the LTI Plan, which was approved by our shareholders on May 9, 2006. The Compensation Committee desires to promote the retention and motivation of our management employees and to more closely align the interests of our management employees with those of our shareholders. The Compensation Committee, in consultation with Hewitt, evaluated the market data available for long-term incentive compensation programs, and the following factors were identified as needing to directly impact any equity compensation grants under the LTI Plan:

•	The key corporate goals/business strategies as presented by management, namely preservation and enhancement of shareholder value and the retention and motivation of the senior leadership team;

•	External market trends/prevalence;

•	Maintaining conceptual consistency in design from prior years where appropriate; and

•	A bias towards simplicity and focus.

In determining which types of awards to grant, we believe that a combination of stock options, which generally promote performance-based goals, and restricted share units, which generally serve the purpose of retention, provides the appropriate incentives to management.

On November 15, 2006, the Compensation Committee approved the grant of stock options and restricted share units to certain of our employees, including the executive officers but excluding the CEO. These grants were intended to be part of a regular cycle of annual grants to participate in the LTI Plan, and cover compensation for the 2007 fiscal year. We had not awarded grants to senior management since September 2004, except for certain new hires and internal promotions. While the 2004 awards were granted to cover a three-year period, we currently plan to grant such awards on an annual basis. The size of the grants was determined by looking at market data prepared by Hewitt, making adjustments as necessary, including consideration of internal pay equity.

On August 11, 2006, we granted stock options to purchase 280,040 shares and 124,470 restricted shares to the CEO pursuant to the terms of his new employment agreement. These grants were front-loaded for a three-year period, and no additional award grants will be made to the CEO during this three-year period.

Our current practice is to determine the economic value of equity compensation that we want to provide and to then grant a number of stock options and restricted stock units that have an economic value equal to that amount on the date of grant.  We determine the economic value of stock options and restricted stock units based upon the methodology utilized by Hewitt.

As part of the May 2006 shareholder approval process for the LTI Plan, we made certain commitments to Institutional Shareholder Services. One of these commitments was to manage the approved share pool under the LTI Plan so that the average annual burn rate (over a three-year period) of awards granted under the LTI Plan would not exceed 5.37% of the number of shares outstanding as of the end of each of the three fiscal years. The Compensation Committee intends to continue to make awards under the LTI Plan consistent with the foregoing commitment.

Severance Benefits. We believe that companies should provide reasonable severance benefits to employees. With respect to senior management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. They also should disentangle the company from the former employee as soon as practicable.

Retirement Plans and Retiree Medical. Until May 31, 2003, we maintained a qualified defined benefit pension plan. Subsequent to that time, no new participants were added to the plan and the benefits under that plan for participating participants were frozen. We replaced that plan with enhancements to our 401(k) plan pursuant to which we match employee contributions up to approximately $13,200 per employee. The CEO and Mr. Ferraioli are the only named executive officers who are entitled to benefits under the defined benefit pension plan. Upon retirement, Mr. della Sala will be entitled to receive certain retirement benefits under Italian law and the national collective bargaining agreement, which we refer to as the National Contract.

We also maintain a program to provide health benefits to certain employees who retire from active service. Employees who were age 40 or older as of May 31, 2003 may retire with subsidized post-retirement medical benefits. The level of the subsidy is based on a participant’s pension service on May 31, 2003, subject to an overall limit. The CEO and Mr. Ferraioli are the only named executive officers who are entitled to these benefits.

We also maintain a non-qualified Supplemental Employee Retirement Plan. The plan provides additional benefits to the qualified pension plan to employees whose compensation exceeded the IRS compensation limits for qualified plans. As of May 31, 2003, the plan was frozen and no further benefit accruals occurred after that date and covered employees were given the opportunity to receive the value of their benefit in a lump-sum. None of the named executive officers currently have any benefit entitlements remaining under the plan.

Change in Control. We believe that the interests of shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders.

The cash components of any change in control benefits are paid lump sum and are based upon a multiple of base salary and maximum short-term incentive compensation. In the event of a change in control, we also continue health and other insurance benefits for 3-5 years and immediately vest all equity compensation. In addition, we provide executive career assistance upon termination. We believe these levels of benefits are consistent with the general practice among our peers. Because of the so called “parachute” tax imposed by Internal Revenue Code Section 280G, we have agreed to reimburse the named executive officers for any taxes imposed as a result of change in control benefits.

Perquisites and Other Benefits. We annually review the perquisites that senior management receives. As a general matter, we avoid the use of perquisites in compensating our senior management. We do, however, reimburse certain senior management for fees associated with tax preparation, financial and estate planning services and an annual physical examination. We believe that good financial planning by experts reduces the amount of time and attention that senior management must spend on that topic and maximizes the net financial reward to the employee of the compensation received from us. For a portion of 2006, we also reimbursed the CEO for country club membership fees and dues; however, we no longer provide this benefit.  We also reimburse the CEO and Mr. Ganz for the business use portion of home telecommunications costs. We also provide a leased car to Mr. La Duc, which lease will expire in 2007. This car lease will not be renewed when it expires. Mr. Milchovich, Mr. Ganz and Mr. Ferraioli, in lieu of receiving a company-furnished vehicle, received additional base salary, which amounts are not included in base salary for purposes of determining payments on termination or calculating short-term incentive compensation.

We also maintain a number of health and welfare programs to provide life, health and disability benefits to employees of the company. For many of these programs, employees share in the cost of the coverage. The named executive officers participate in these plans on the same terms as other employees.

Tax Consequences. In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the company and to our executive officers, including the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction by any publicly held corporation for individual compensation exceeding $1 million in any taxable year for its chief executive officer and its other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the company and that meets certain other technical requirements. The Compensation Committee also believes that it is important for us to retain maximum flexibility in designing compensation programs that meet our stated objectives. For the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not always limit compensation to those levels or types of compensation that will be deductible. As a result of our tax position in recent years, any lack of deductibility of compensation has not negatively impacted our tax position. The Compensation Committee does consider alternative forms of compensation consistent with its compensation goals, which preserve deductibility.

Share Ownership Guidelines. We desire to promote the retention and motivation of our executive officers and non-employee directors and to align their interests more closely with those of our shareholders. Equity ownership plays a key role in aligning these interests. As a result, the Compensation Committee has adopted and implemented share ownership guidelines for our non-employee directors, to which we sometimes refer to as outside directors, and certain executive officers, including each of our named executive officers.

The following guidelines set forth the target ownership levels in our shares that are expected for certain executive officers and outside directors. The target ownership levels are expressed as the market value of share holdings as a multiple of the executive’s base salary (as adjusted from time to time) or the outside director’s annual retainer (as adjusted from time to time). The total market value of the participant’s holdings should equal or exceed the specified target ownership level.

Position/Title	Target Ownership Level
Outside Directors	5 × annual retainer
Chairman, President and Chief Executive Officer (“CEO”)	5 × base salary
Direct Reports to CEO	3 × base salary
Additional Executives as May be Determined by the CEO	2 × base salary

Actual levels of the market value of share ownership can fluctuate over time based on a change in pay rates and the value of the underlying shares. The target ownership levels set forth above are meant as targets to be achieved and maintained over time.

Prior to attaining the target ownership levels, a participant’s sale of shares obtained through our compensation programs should be reasonably limited. Thus, in general, at least fifty percent of shares acquired through our equity compensation programs, after the payment of any applicable taxes, should be retained until the participant meets the relevant target ownership level. If a participant wishes to sell shares in excess of the allowable amount and is under the relevant target ownership level, the individual may make a request to the CEO, who has the authority to approve an exception prior to the sale. The CEO has complete discretion in making this determination. Any such exception granted will be reported by the CEO to the Compensation Committee. All exceptions must be in writing. Notwithstanding the foregoing, any request for an exception made by the CEO, on the CEO’s own behalf, must be approved by the Compensation Committee, which has complete discretion in making such determination. These limitations on sales in the guidelines are applicable to equity grants made in November 2006 and thereafter, as well as the equity grants made to Mr. Milchovich on August 11, 2006.

Compensation Committee Report On Executive Compensation

The Compensation Committee of Foster Wheeler Ltd. (the “Company”) administers the Company’s executive compensation program and reviews and recommends to the Company’s Board of Directors the salaries, short-term incentive compensation and equity-based compensation to be paid to its executive officers. The Compensation Committee is comprised of the individuals listed below, each of whom is a non-employee director who meets the independence requirements of The NASDAQ Stock Market, Inc. The Compensation Committee retains the services of independent consultants and other experts as it deems necessary or appropriate to assist in fulfilling its responsibilities.

The Compensation Committee reviewed and discussed the information included in the Company’s Compensation Discussion and Analysis for the 2006 fiscal year. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2007 annual general meeting of shareholders and be incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2006 for filing with the SEC.

Compensation Committee:
Diane C. Creel, Chairperson
James D. Woods

Summary Compensation Table for the Year Ended December 29, 2006

The following table sets forth the compensation paid or accrued by us during the year ended December 29, 2006 for our named executive officers. Our named executive officers include our chief executive officer, our chief financial officer, our three other most highly compensated executive officers and one former executive officer whose tenure with us ended effective June 16, 2006.

Name and Principal Position (a)	Year (b)	Salary ($) (c) (1)	Bonus ($) (d) (2)	Stock Awards ($) (e) (3)	Option Awards ($) (f) (3)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h) (4)		All Other Compensation ($) (i)		Total ($) (j)
Raymond J. Milchovich Chairman and Chief Executive Officer	2006	$957,382	$1,890,000	$3,649,435	$3,193,745	$-	$398		$900,070	(5)	$10,591,030
John T. La Duc Executive Vice President and Chief Financial Officer	2006	$470,960	$565,152	$457,132	$250,675	$-	$-		$33,944	(6)	$1,777,863
Peter J. Ganz Executive Vice President, General Counsel and Secretary	2006	$444,630	$595,000	$296,410	$324,859	$-	$-		$14,162	(7)	$1,675,061
Umberto della Sala (8) President and Chief Operating Officer	2006	$463,658	$676,596	$685,942	$1,241,329	$-	$-		$1,190,742	(9)	$4,258,267
Brian K. Ferraioli Vice President and Controller	2006	$281,580	$267,800	$136,794	$74,340	$-	$-	(10)	$13,200	(11)	$773,714
Bernard H. Cherry Former Chief Executive Officer of Foster Wheeler Global Power Group	2006	$300,034	$-	$967,624	$505,869	$-	$-		$1,870,251	(12)	$3,643,778

(1)
Includes base salary amounts for Messrs. Milchovich, Ganz, Ferraioli and Cherry of $12,382, $19,630, $13,780, and $9,438, respectively, which are not included for purposes of determining payments on termination or calculating short-term incentive compensation, which is referred to as bonus above.

(2)
Represents short-term incentive compensation amounts earned for fiscal year 2006 that were paid in fiscal year 2007 according to the Foster Wheeler Annual Executive Short-term Incentive Plan, as amended and restated effective January 1, 2006. The basis for determining short-term incentive compensation is discussed in greater detail under the section entitled “Compensation Discussion and Analysis—Short-Term Incentive Compensation.”

(3)
Represents the compensation expense of restricted shares, restricted share units and stock option awards recognized in our consolidated financial statements for the reporting period, including grants that were made in prior years, in accordance with SFAS No. 123R. The compensation cost shown for restricted shares and restricted share units is based on the closing price of our common shares on the date of grant, and the compensation cost shown for stock option awards is based on the fair value determined using the Black-Scholes option-pricing model on the date of grant. For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 29, 2006: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations―Application of Critical Accounting Estimates,” and Note 1, “Summary of Significant Accounting Policies―Share-Based Compensation Plans,” and Note 12, “Share-Based Compensation Plans” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.” These values do not include any discount for possible forfeitures.

(4)
Represents the change in value of the benefits payable under a defined benefit pension plan. Under the pension plan, retirement benefits are primarily a function of both years of service and level of compensation. The pension plan is frozen to new entrants and additional benefit accruals, and is noncontributory.

(5)
Mr. Milchovich received grossed-up payments of $13,558 for country club membership fees and dues and $3,481 for tax preparation fees. Mr. Milchovich also received a $13,200 match on his employee 401(k) contribution, and reimbursement of $2,723 for the business use portion of home telecommunication costs. We pay an annual premium of $1,108 for an $800,000, 10-year renewable term life insurance policy for the benefit of Mr. Milchovich’s beneficiaries as long as Mr. Milchovich is an employee. Pursuant to an amendment to Mr. Milchovich’s Employment Agreement dated January 22, 2003 (which amendment expressly was not superseded by his August 11, 2006 Employment Agreement), whereby we agreed to monetize his non-qualified retirement benefit, as further described under “Employment Agreements,” Mr. Milchovich also received the final four payments of $216,500, totaling $866,000, pursuant to this arrangement.

(6)
Mr. La Duc received a grossed-up payment of $2,199 for tax preparation fees. In addition, we paid $18,545 to lease and insure a car for Mr. La Duc and a $13,200 match on his employee 401(k) contribution.

(7)	Mr. Ganz received a grossed-up payment of $962 for tax preparation fees. Mr. Ganz also received a $13,200 match on his employee 401(k) contribution.

(8)
Mr. della Sala is employed in Italy and, therefore, his compensation is paid in euros. The figures in the Salary and All Other Compensation columns were converted to U.S. dollars using the exchange rate on the dates of payment. The figure in the Bonus column was converted to U.S. dollars using the exchange rate on the date the short-term incentive compensation was approved by the Compensation Committee as the payment to Mr. della Sala will be made subsequent to the filing of this proxy statement with the SEC.

(9)
Mr. della Sala received a $40,907 contribution to his private defined contribution pension account pursuant to the National Contract (as described under "Employment Agreements—Umberto della Sala—Italian Law and National Collective Bargaining Agreement”). Mr. della Sala also received a $32,602 allocation to a severance accrual account. Pursuant to Italian law and the National Contract, employers must accrue annually the equivalent of an employee's annual base salary divided by 13.5 throughout the employment relationship. The severance accrual account represents amounts to be paid as severance indemnity compensation to Mr. della Sala upon termination of his employment with us. In June 2006, Mr. della Sala made, pursuant to Italian law, an irrevocable election to freeze his pension benefits in the governmental pension program and to have our statutorily required governmental pension fund contributions paid directly to him rather than to the appropriate Italian government agency. Mr. della Sala received $1,117,233 under this arrangement.

(10)	The change in Mr. Ferraioli’s pension value for fiscal year 2006 was a decrease of $4,875.

(11)	Mr. Ferraioli received a $13,200 match on his employee 401(k) contribution.

(12)
Mr. Cherry’s tenure with us ended effective June 16, 2006. This amount represents Mr. Cherry’s severance benefits, including two years of salary, two years of health and welfare benefits, career transition assistance and short-term incentive compensation for fiscal year 2006 in accordance with Mr. Cherry’s Separation Letter and Employment Agreement. The amounts earned by Mr. Cherry in 2006 under this agreement were $1,823,241. In accordance with his Separation Letter and Employment Agreement, Mr. Cherry is also entitled to short-term incentive compensation for fiscal year 2007, which will be determined using an average of the short-term incentive compensation percentages paid to other corporate executives of his level. In addition to the foregoing amounts, Mr. Cherry received grossed-up payments of $32,063 for three years worth of annual financial planning services and $5,497 for legal expenses associated with estate planning. Mr. Cherry also received a $9,450 match on his employee 401(k) contribution. In addition, Mr. Cherry’s unvested restricted stock and stock options vested as of the date of the end of his tenure with us. See the section entitled, “Other Potential Post-Employment Payments,” below.

Grants of Plan-Based Awards for the Year Ended December 29, 2006

The following table sets forth the plan-based awards granted to our named executive officers during the year ended December 29, 2006.

Name (a)	Grant Date (b)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		Grant Date Fair Value of Stock Awards ($) (l)(1)	All Other Option Awards: Number of Securities Underlying Options (#) (j)		Exercise or Base Price of Option Awards ($/Sh) (k)		Grant Date Fair Value of Option Awards ($) (l) (1)
Raymond J. Milchovich	8/11/06	124,470	(2)	$5,343,497	280,040	(3)	$43.47	(4)	$5,149,936
John T. La Duc	11/15/06	10,827	(5)	$542,433	24,381	(6)	$50.10	(7)	$459,338
Peter J. Ganz	11/15/06	7,417	(5)	$371,592	16,701	(6)	$50.10	(7)	$314,647
Umberto della Sala	11/15/06	8,120	(5)	$406,812	18,286	(6)	$50.10	(7)	$344,508
Brian K. Ferraioli	11/15/06	2,165	(5)	$108,467	4,876	(6)	$50.10	(7)	$91,864
Bernard H. Cherry	None

(1)
Represents the grant date fair value of awards of restricted shares, restricted share units or stock options granted under the LTI Plan. Such awards have been valued in this table in accordance with SFAS No. 123R. The value shown for restricted shares and restricted share units is based on the closing price of our common shares on the date of grant, and for stock options is based on the fair value determined using the Black-Scholes option-pricing model on the date of grant. For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 29, 2006: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates,” and Note 1, “Summary of Significant Accounting Policies―Share-Based Compensation Plans,” and Note 12, “Share-Based Compensation Plans” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.” These values do not include any discount for possible forfeitures.

(2)
Granted in accordance with Mr. Milchovich’s employment agreement dated August 11, 2006. Mr. Milchovich received a grant of restricted shares of common stock with an economic value on the grant date equaling $4,987,500 based on a valuation formula developed by Hewitt, and described in more detail under “Compensation Discussion and Analysis—Long-Term Incentive Compensation.” Mr. Milchovich is not eligible to receive any additional regular cycle grants until after the third anniversary of the grant date. Mr. Milchovich’s restricted shares vest as follows: one-third on August 11, 2007, one-third on August 11, 2008, and the remaining one-third on August 11, 2009. The restricted shares have both voting and dividend rights upon grant. See “Employment Agreements—Raymond J. Milchovich Employment Agreement—Agreement dated August 11, 2006” for additional information regarding the terms of the restricted share grants.

(3)
Granted in accordance with Mr. Milchovich’s employment agreement dated August 11, 2006. Mr. Milchovich received a grant of non-statutory stock options to purchase shares of common stock with an economic value on the grant date equaling $4,987,500 based on a valuation formula developed by Hewitt, and described in more detail under “Compensation Discussion and Analysis—Long-Term Incentive Compensation.” Mr. Milchovich is not eligible to receive any additional regular cycle grants until after the third anniversary of the grant date. The options expire on August 11, 2011. Mr. Milchovich’s options vest as follows: one-third on August 11, 2007, one-third on August 11, 2008, and the remaining one-third on August 11, 2009. See “Employment Agreements—Raymond J. Milchovich Employment Agreement—Agreement dated August 11, 2006” for additional information regarding the terms of the stock option grants.

(4)	The exercise price of the stock options was determined using the closing price on August 10, 2006. The closing price on the date of grant (August 11, 2006) was $42.93 per share.

(5)
The Compensation Committee and the full Board approved, pursuant to the LTI Plan, the award of restricted share units on November 15, 2006. One-third of the restricted share units vests on December 31, 2007, one-third vests on December 31, 2008, and the remaining one-third vests on December 31, 2009. If the executive officer’s employment is terminated as a result of death or disability, or as a result of Involuntary Termination or Resignation for Good Reason (each as defined in the LTI Plan), any unvested restricted share units will immediately vest as of the date of such termination. If the executive officer retires, a pro rata portion of the restricted share units granted will fully vest as of the termination date. If the executive officer’s employment is terminated for Cause (as defined in the LTI Plan) or for any reason not otherwise described in this paragraph, all unvested restricted share units will be immediately forfeited. In the event of a change of control of the company (as defined in the LTI Plan), the restricted stock units will immediately vest in full. The restricted share units do not have voting or dividend rights until they vest and are settled in common shares.

(6)
The Compensation Committee and the full Board approved, pursuant to the LTI Plan, the award of non-statutory stock options to purchase shares of common stock on November 15, 2006. The stock options expire on December 31, 2011. One-third of the stock options vests on December 31, 2007, one-third vests on December 31, 2008, and the remaining one-third vests on December 31, 2009. If the executive officer’s employment is terminated as a result of death or disability, any unvested stock options will immediately become fully vested and exercisable and all stock options will remain exercisable until the earlier of (1) the expiration date of the stock options and (2) the 1 year anniversary of the day employment is terminated as a result of death or disability. If the executive is terminated as a result of Involuntary Termination or Resignation for Good Reason, any unvested stock options will immediately become fully vested and exercisable and all stock options will remain exercisable until the earlier of (1) the expiration date of the stock options and (2) the 6-month anniversary of the day employment terminates. If the executive officer retires, a pro rata portion of the stock options granted will fully vest as of the termination date, and such stock options will remain exercisable until the earlier of (1) the expiration date of the stock options and (2) the 36-month anniversary of the executive officer’s retirement. The remaining unvested stock options will be forfeited. If the executive officer’s employment is terminated for Cause, all unvested stock options and all vested, unexercised stock options will be immediately forfeited. If the executive officer’s employment is terminated for any reason not otherwise described in this paragraph, any unvested stock options will immediately be forfeited and any vested stock options will remain exercisable until the earlier of (1) the expiration date of the stock options and (2) the date that is 30 days after employment is so terminated. In the event of a change of control of the company (as defined in the LTI Plan), the stock options will immediately vest in full.

(7)	The exercise price of the stock options was determined using the closing price on the grant date (November 15, 2006).

Employment Agreements

Share information in the following discussion has been adjusted for the 1-for-20 reverse share split which was approved by our shareholders on November 29, 2004.

Raymond J. Milchovich Employment Agreement

Agreement dated August 11, 2006

We entered into a new employment agreement with Mr. Milchovich on August 11, 2006, which superseded his prior employment agreement, which is described below, and which was amended on each of January 30, 2007 and February 27, 2007. The term of this employment agreement commenced on August 11, 2006 and will end on the earlier of (i) the third anniversary of the effective date and (ii) such earlier date on which the agreement is terminated pursuant to its terms. The term will be automatically extended for one year unless either we or Mr. Milchovich have given written notice of non-extension to the other at least ninety days prior to the end of the three-year term. Mr. Milchovich currently serves as our Chairman and Chief Executive Officer. Mr. Milchovich is entitled to a base salary, which we will review on each anniversary date and determine if, and by how much, the base salary should be increased. Mr. Milchovich’s current base salary is $992,250.

Mr. Milchovich’s employment agreement establishes an annual short-term incentive compensation target equal to 100% of his base salary which will be payable should we achieve 100% of our target objectives for that fiscal year, as approved by the Compensation Committee. If we achieve target objectives in a particular year significantly in excess of our expectations for the year, annual short-term incentive compensation may be increased to 200% of base salary. If Mr. Milchovich’s employment with us terminates during a fiscal year, his annual short-term incentive compensation for that year will be prorated for the actual number of days of his employment with us for that year.

On the effective date of the current employment agreement, Mr. Milchovich received restricted common shares with an economic value as of the grant date equal to approximately $4,987,500, which equaled 124,470 restricted common shares. Mr. Milchovich also received stock options to purchase common shares with an economic value as of the grant date equal to approximately $4,987,500, which equaled options to purchase an aggregate of 280,040 common shares. The restricted shares and the stock options were each granted under the LTI Plan. The restricted shares and the stock options will vest in one-third increments on August 11, 2007, August 11, 2008 and August 11, 2009.

During the term of his employment agreement, Mr. Milchovich will be entitled to participate in those employee pension benefits plans, group insurance, medical, dental, disability and other benefit plans and other similar programs as from time to time in effect and made available to our senior management generally. However, Mr. Milchovich will not be entitled to participate in any non-tax qualified defined benefit or defined contribution plan offered by us or in any split-dollar management life insurance program. Mr. Milchovich is entitled to an annual five-week paid vacation period. We also pay the annual premium on a supplemental term life insurance policy. We will also provide Mr. Milchovich the following perquisites:

•	an annual physical examination;

•	home office equipment and associated services for business use in his homes;

•	reasonable security measures, should his personal security become an issue, subject to the approval of the Compensation Committee;

•	an annual reimbursement for the reasonable fees associated with financial planning and income tax advice and document preparation; and

•	an allowance for an automobile.

Upon termination of employment, we will pay to, provide to, or allow the retention by, Mr. Milchovich, or his estate or beneficiary, as the case may be, (i) the base salary earned through the date of such termination, (ii) except for termination by us for cause or by Mr. Milchovich without good reason, any earned, but unpaid, annual cash incentive or other incentive awards, (iii) a payment representing his accrued but unpaid vacation, (iv) any vested but not forfeited benefits on the date of such termination under our employee benefit plans in accordance with the terms of such plans, (v) the vested portion of his restricted shares and stock options and (vi) benefit continuation and conversion rights to which he is entitled under our employee benefit plans and his employment agreement.

In addition to those payments and benefits to be paid, provided or retained upon termination, if Mr. Milchovich dies during the term of his employment agreement, the employment agreement will terminate and he will not be entitled to any additional payments thereunder, except (i) we will make a lump sum cash payment to his estate or beneficiary, as the case may be, within two months following such termination equal to one year of the base salary on the date of such termination, (ii) continuing receipt of the medical benefits provided by us during the twenty-four month period commencing on the date of such termination, and (iii) any granted but unvested stock options or restricted shares granted pursuant to the terms of the employment agreement will become vested.

In addition to those payments and benefits to be paid, provided or retained upon termination, if during the term of his employment agreement Mr. Milchovich becomes physically or mentally disabled, whether totally or partially, such that he is unable to perform his principal services under the employment agreement for a period of not less than 180 consecutive days, we may at any time after the last day of such period terminate the employment agreement and Mr. Milchovich will be entitled to no further payments or benefits under the agreement, except that he will be entitled to receive such payments and benefits as he would have received upon his death, less any payments made to him pursuant to a disability insurance plan maintained by us.

In addition to those payments and benefits to be paid, provided or retained upon termination, if we terminate Mr. Milchovich’s employment for cause, the agreement will terminate immediately and (i) he will be entitled to receive no further amounts or benefits under the agreement, except as required by law, (ii) all unvested stock options and restricted shares will be immediately forfeited and (iii) all vested stock options and restricted shares granted pursuant to the terms of the employment agreement will be forfeited on the date which is ninety days following such termination. For purposes of this agreement, “cause” means Mr. Milchovich (i) being convicted of, or pleading guilty or no contest to, a felony (except for motor vehicle violations), (ii) engaging in conduct that constitutes gross misconduct or fraud in connection with the performance of his duties to us, or (iii) materially breaching the employment agreement and not curing such breach within thirty days after we provide written notice of such breach to him.

In addition to those payments and benefits to be paid, provided or retained upon termination, if Mr. Milchovich voluntarily terminates his employment other than for good reason, the exercise period set forth in the option agreement for the stock options granted on August 11, 2006 will be extended to allow him to exercise any vested stock options through the later of (i) the 15th day of the third month following the date the stock options would otherwise have expired or (ii) December 31 of the year in which the stock options would otherwise have expired. Mr. Milchovich will not voluntarily terminate his employment without good reason prior to the date which is thirty days following the date on which he provides written notice to us of such termination.

In addition to those payments and benefits to be paid, provided or retained upon termination, if during the term of the agreement we terminate Mr. Milchovich’s employment without cause or if he terminates his employment with good reason, the employment agreement will automatically terminate and he will be entitled to no further payments under the employment agreement, except (i) we will make a lump sum cash payment to him within two months following such termination equal to the sum of (a) 200% of the base salary on the date of such termination and (b) 200% of his annual short-term incentive compensation at target, (ii) continuing receipt of the medical benefits provided by us during the twenty-four month period commencing on the date of such termination, (iii) any granted but unvested stock options or restricted shares granted pursuant to the terms of the employment agreement will become vested and (iv) we will pay the reasonable costs of executive-level career assistance services by a firm designated by him for a period of twelve months following such termination. For purposes of the employment agreement, “good reason” will mean, without Mr. Milchovich’s consent, the occurrence of any of the following during the term of his employment agreement: (i) a material change in his position causing it to be of materially less stature or responsibility, or a change in his reporting relationship, but in each case only if we do not cure such change within thirty days after he provides written notice of such change to us, (ii) following a change of control, the relocation of his principal place of employment by more than fifty miles, (iii) we materially breach the employment agreement and do not cure such breach within thirty days after he gives us written notice of such breach or (iv) he is not nominated for election to our Board of Directors or, if elected, is not named as its chairman, or if he is not timely renominated for election to our Board of Directors or is involuntarily removed from the board under circumstances that would not constitute cause or for reasons of his disability.

If any of the payments due to Mr. Milchovich as a result of his termination without cause, his resignation with good reason, or his resignation for any reason following a change of control are deemed to be deferred compensation under Internal Revenue Code Section 409A, such payments will not commence until the first day following the sixth month anniversary of his termination date.

In addition to those payments and benefits to be paid, provided or retained upon termination, if during the term of Mr. Milchovich’s employment agreement we terminate his employment without cause or he terminates his employment with good reason, in each case within the twenty-four month period following a change of control, or if he terminates his employment for any reason within the thirty-day period commencing on the date which is twelve months following a change of control, the employment agreement will automatically terminate and he will be entitled to no further payments or benefits under the agreement, except (i) we will make a lump sum cash payment to him equal to the sum of (a) 300% of his base salary in effect on the date of such termination and (b) 300% of his annual short-term incentive compensation at target, (ii) continuing receipt of the medical benefits provided by us during the thirty-six month period commencing on the date of such termination, (iii) any granted but unvested stock options or restricted shares granted pursuant to the terms of the employment agreement will become vested, (iv) we will pay the reasonable cost of executive-level career assistance services for him by a firm designated by him for a period of twelve months following such termination and (v) certain gross-up payments for excise taxes and parachute payments.

If on the last date on which a stock option may be exercised or on the last date on which restricted shares may be sold under the terms of the employment agreement applicable law would preclude Mr. Milchovich from exercising or selling such stock options or restricted shares, the expiration of the applicable exercise and sale periods will be tolled and extended until the last trading day that is 30 days following the date upon which the exercise or sale of the stock options or restricted shares would first no longer violate applicable laws.

Mr. Milchovich has agreed to keep confidential all information regarding us that he receives during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination.

In addition to any rights to indemnification to which Mr. Milchovich is entitled under our charter and by-laws, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

Agreement dated October 22, 2001

Mr. Milchovich previously entered into an employment agreement with us effective October 22, 2001 (which we refer to as the “2001 employment agreement”), which by its terms would have terminated on October 22, 2006, and which was superseded by the August 11, 2006 employment agreement described above, except as to the January 23, 2003 amendment to the agreement regarding Mr. Milchovich's supplemental executive retirement plan benefits, as described below.

Under the 2001 employment agreement, as amended on January 25, 2005, Mr. Milchovich was entitled to an annual short-term incentive compensation target equal to 100% of his base salary in effect at the end of the fiscal year and payable should we achieve 100% or more of our target objectives for the fiscal year, as approved by the Compensation Committee. If we achieved target objectives in a particular year significantly in excess of our expectations for the year, short-term incentive compensation may have been increased to 300% of Mr. Milchovich's base salary.

On the effective date of the 2001 employment agreement, Mr. Milchovich received 65,000 nonqualified stock options, which vested in five equal installments on each subsequent anniversary of the effective date of the agreement with the last installment vesting and becoming exercisable as of October 22, 2006. Under the 2001 employment agreement, as amended on September 13, 2002, Mr. Milchovich was also entitled to receive as soon as practicable after the expiration of thirty days following our execution of the 2002 bank credit agreements, a number of options with a Black-Scholes value on the grant date equal to $5 million, but no less than 35,000 options and no more than 50,000 options, which amounted to 50,000 stock options granted on September 24, 2002, with one forty-eighth of the options becoming vested on the grant date and on the first date of each successive month thereafter.

During the term of the 2001 employment agreement, Mr. Milchovich was entitled to participate in those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefit plans as time to time in effect and made available to our senior management generally. However, Mr. Milchovich was not entitled to participate in any non-tax qualified defined benefit or defined contribution plan offered by us or in any split-dollar management life insurance program. Mr. Milchovich was entitled to an annual five-week paid vacation period. Under the 2001 employment agreement, Mr. Milchovich was also provided the following perquisites and other benefits:

•	automobile for his exclusive use;

•	country-club membership including initiation fee, annual dues, assessment, as required, and house fee minimums;

•	telephone and fax machine and other required office equipment for business use in his home;

•	reimbursement of reasonable one-time legal and consultant fees not to exceed $20,000;

•
annual reimbursement for the reasonable fees associated with financial planning and income tax and advice and document preparation not to exceed $9,500 and one-time reimbursement of up to $10,000 for legal fees connected with estate planning advice;

•	reasonable security measures, should his personal security become an issue, subject to the approval of the Compensation Committee;

•	relocation expenses related to a move to the New Jersey area;

•	retiree medical coverage on a tax-free basis;

•	$800,000 of term life insurance during term of the agreement; and

•	an annual physical examination.

Under the 2001 employment agreement, and as further amended on January 23, 2003 (which amendment was expressly not superseded by the new employment agreement entered into on August 11, 2006), commencing on April 21, 2003 and on the twenty-first day of each calendar quarter thereafter, Mr. Milchovich was entitled to receive a lump sum payment of $216,500 until a total gross sum of $3,247,500 was paid to Mr. Milchovich, which represents on a make-whole basis the value of the projected Kaiser lump sum payment of supplemental executive retirement benefits on the fifth anniversary of the effective date of the agreement. Each current installment was secured by an irrevocable direct pay letter of credit issued to Mr. Milchovich. The last installment payment was made in October 2006.

Mr. Milchovich agreed to keep confidential all information regarding us that he receives during and after the term of his employment.

In addition to any rights to indemnification to which Mr. Milchovich is entitled under our charter and by-laws, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of the 2001 employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

Employment Agreement for John T. La Duc

Mr. La Duc entered into an employment agreement with us effective April 14, 2004, which was amended on October 6, 2006 and January 30, 2007. As amended, the employment agreement expires with his retirement on August 13, 2007 or earlier upon the occurrence of his death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation. Mr. La Duc serves as our Executive Vice President and Chief Financial Officer and performs such duties consistent with the position. Pursuant to the terms of the agreement, Mr. La Duc is entitled to a base salary, which we will review on each anniversary date or another appropriate date when the salaries of executives at the executive’s level are normally reviewed. Mr. La Duc’s current base salary is $489,798.

For purposes of the agreement, “cause” means (i) conviction of, or plea of guilty to, a felony (except for motor vehicle violations), (ii) engaging in conduct that constitutes gross misconduct or fraud in connection with his duties or (iii) material breach of the employment agreement that has not been cured to our reasonable satisfaction within thirty days after we provide written notice of the breach. “Good reason” means without Mr. La Duc’s consent (i) material change in his position causing it to be of materially less stature or responsibility, (ii) a change in his reporting relationship, (iii) relocation of his principal business location by us of greater than fifty miles or (iv) reduction of base salary and benefits except for across-the-board changes for executives at his level.

Mr. La Duc’s original employment agreement provided for an annual short-term incentive compensation target equal to 60% of his base salary up to a maximum of 180% of his base salary based upon targeted business objectives as established by the Chief Executive Officer. Mr. La Duc received a signing bonus in the amount of $166,250 on April 14, 2004. On October 6, 2006, we and Mr. La Duc entered into an amendment to his employment agreement. Pursuant to the amendment, Mr. La Duc’s maximum annual short-term incentive compensation target was set at two times his Short-Term Incentive Target Percentage Opportunity, which is described in more detail under “Compensation Discussion and Analysis—Short-Term Incentive Compensation.”

Pursuant to the January 30, 2007 amendment, effective January 1, 2007, Mr. La Duc’s annual short-term incentive compensation target was changed to 70% of base salary up to a maximum of 140% of base salary, and the amount will be pro-rated based upon the number of days that he is employed by us in 2007.

The agreement also provides eligibility for annual stock option grants as determined by the Compensation Committee, restricted shares upon consummation of the equity-for-debt exchange offer (an award of such restricted stock was granted in 2004), and an annual five-week paid vacation period. Mr. La Duc is entitled to the following perquisites and benefits:

•
those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at his level;

•	an allowance for an automobile;

•	annual financial planning services;

•	reimbursement on a one-time basis for legal expense associated with estate planning;

•	a facsimile machine for use at home; and

•	an annual physical examination.

Mr. La Duc is covered by our Change in Control Agreement as in effect from time to time for executives at his level. A description of this agreement is below. Any amounts or benefits payable, paid or provided to him under such agreement will be in lieu of and not in addition to amounts or benefits payable or provided under his employment agreement.

The agreement also provides that in the event of any termination of Mr. La Duc’s employment, we will pay him the following amounts: (i) annual base salary through the date of termination, (ii) a balance of any earned but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

The agreement provides that in the event of termination of employment during the term by us without cause, or by Mr. La Duc for good reason, we will provide to Mr. La Duc, in addition to those payments to be paid or provided upon termination, (i) the base salary at the rate in effect on the date of termination payable on a monthly basis for twenty-four months, (ii) an annual cash incentive for the calendar year of termination and the following calendar year equal to a percentage of the base salary which is the average percentage of base salaries paid as short-term incentive compensation to our executives at Mr. La Duc’s level, (iii) continued employee health and welfare benefit plan coverage for two years at active employee levels and costs, (iv) removal of all restrictions from restricted shares, (v) full vesting of stock options, and (vi) career transition services not to exceed $8,000.

Pursuant to the terms of the October 6, 2006 amendment to his employment agreement, Mr. La Duc will not receive any payments of base salary and short-term incentive compensation upon termination until the first day following the sixth month anniversary of his termination date.

Mr. La Duc has agreed to keep confidential all information regarding us that he receives during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination. He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.

In addition to any rights to indemnification to which Mr. La Duc is entitled under our charter and by-laws, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

Employment Agreement for Peter J. Ganz

Mr. Ganz entered into an employment agreement with us effective October 10, 2005, which terminates upon the occurrence of his death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation. Under the agreement, Mr. Ganz serves as our Executive Vice President and General Counsel and is to perform duties consistent with this position. Mr. Ganz was subsequently elected as our Secretary on May 9, 2006. Mr. Ganz is entitled to a base salary to be reviewed by us on each anniversary date or another appropriate date when the salaries of executives at the executive’s level are normally reviewed. Mr. Ganz’s current base salary under the agreement is $446,250.

For purposes of the agreement, “cause” means (i) conviction of a felony, (ii) actual or attempted theft or embezzlement of our assets, (iii) use of illegal drugs, (iv) material breach of the employment agreement that has not been cured within thirty days after we give written notice of the breach, (v) commission of an act of moral turpitude that in our board’s judgment can reasonably be expected to have an adverse effect on our business, reputation or financial situation or the ability to perform his duties, (vi) gross negligence or willful misconduct in performance of his duties, (vii) breach of fiduciary duty to us or (viii) willful refusal to perform the duties of his position. “Good reason” means without Mr. Ganz’s consent (i) material diminution in title, duties, responsibilities or authority, (ii) reduction of base salary and benefits except for across-the-board changes for executives at his level, (iii) exclusion from executive benefit/compensation plans, (iv) relocation of his principal business location of greater than fifty miles, (v) material breach of the employment agreement that we have not cured within thirty days after he has given us written notice of the breach or (vi) resignation in compliance with applicable law or rules of professional conduct.

Mr. Ganz’s employment agreement provides for an annual short-term incentive compensation target of 70% of base salary up to a maximum of 210% of base salary based upon targeted business objectives as established by the Chief Executive Officer. Mr. Ganz received a signing bonus in the amount of $500,000 on October 10, 2005. On October 6, 2006, we and Mr. Ganz entered into an amendment to his employment agreement. Pursuant to the amendment, Mr. Ganz’s maximum annual short-term incentive compensation target was set at two times his Short-Term Incentive Target Percentage Opportunity, which is described in more detail under “Compensation Discussion and Analysis—Short-Term Incentive Compensation.”

The agreement also provides eligibility for annual stock option grants as determined by the Compensation Committee of the Board, a grant of restricted stock valued at $521,645 based on the closing price of the common shares on October 7, 2005, which amounted to 17,416 restricted common shares, and a grant of options for 52,165 common shares at an exercise price equal to the average of the high and low market prices for our common shares on October 7, 2005. One-third of the restricted shares vested on December 31, 2005 and the remainder vested on December 31, 2006. The options have a term of three years and expire on October 9, 2008. One-third of the stock options vested on December 31, 2005 and the remainder vested on December 31, 2006. Commencing in 2007, Mr. Ganz is entitled annually to long-term incentive awards equal to 1.5 times his base salary, the form and conditions of which will be established by the Compensation Committee.

Mr. Ganz is entitled to an annual five-week paid vacation period. Mr. Ganz is also entitled to the following perquisites and benefits:

•
those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at his level;

•	an allowance for an automobile;

•	annual financial planning services;

•	reimbursement on a one-time basis for legal expense associated with estate planning;

•	a facsimile machine for use at home; and

•	an annual physical examination.

Mr. Ganz is covered by our Change in Control Agreement as in effect from time to time for executives at his level. A description of this agreement is below. Any amounts or benefits payable, paid or provided to him under such agreement will be in lieu of and not in addition to amounts or benefits payable or provided under his employment agreement.

The agreement also provides that in the event of any termination of Mr. Ganz’s employment, he will be entitled to receive the following amounts: (i) annual base salary through the date of termination, (ii) a balance of any earned but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

The agreement provides that in the event of termination of employment during the term by us without cause, or by Mr. Ganz for good reason, we will provide to Mr. Ganz, in addition to those payments to be paid or provided upon termination, (i) the base salary at the rate in effect on the date of termination payable on a monthly basis for twenty-four months, (ii) an annual cash incentive for the calendar year of termination and the following calendar year equal to a percentage of the base salary which is the average percentage of base salaries paid as short-term incentive compensation to our executives at Mr. Ganz’s level, (iii) continued employee health and welfare benefit plan coverage for two years at active employee levels and costs, (iv) removal of all restrictions from restricted stock, and (v) career transition services not to exceed $8,000.

Pursuant to the terms of the October 6, 2006 amendment to his employment agreement, Mr. Ganz will not receive any payments of base salary and short-term incentive compensation upon termination until the first day following the sixth month anniversary of his termination date.

Mr. Ganz has agreed to keep confidential all information regarding us that he receives during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination. He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.

In addition to any rights to indemnification to which Mr. Ganz is entitled under our charter and by-laws, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

Umberto della Sala - Italian Law and National Collective Bargaining Agreement

We have entered into a letter agreement with Mr. della Sala, who serves as an executive officer, providing that he is to serve as a “Manager” under Italian law. Substantially all terms of Mr. della Sala’s employment are mandated by Italian law and the National Contract, which is not specific to our company. Pursuant to the provisions of the National Contract, Mr. della Sala:

•	receives his yearly salary in 13 installments;

•	is not subject to working time schedules or overtime rules;

•	is entitled to 29.2 working days of vacation per year;

•	for permissible reasons, is entitled to an unpaid leave period;

•	in case of illness, is entitled to maintain his position for a consecutive period of up to 12 months, during which he will receive his full salary (with the cost being fully borne by the employer);

•	is entitled to insurance coverage for on- and off-duty accidents, including death; and

•	is entitled to indemnification for any civil liabilities incurred by him in the performance of his employment activities except in the case of gross negligence or willful misconduct.

The National Contract also regulates the benefits payable upon any termination of employment by the employer, as generally described below:

•
If there is a termination for “cause,” Mr. della Sala would not be entitled to any notice period, but he would be entitled to receive mandatory severance indemnity compensation based on seniority. Cause would include events such as theft, certain criminal convictions and serious insubordination.

•
If there is a termination other than for cause, but for justified reasons, Mr. della Sala would be entitled a notice period or indemnity in lieu of notice, in addition to severance indemnity compensation. Based on Mr. della Sala’s seniority, the notice period is twelve months.

•
If there is a termination without either cause or justified reasons, an Italian court could award Mr. della Sala a supplementary indemnity for unjustified dismissal of up to a maximum amount of 22 months’ salary, in addition to his entitlement to indemnity in lieu of notice and severance indemnity compensation.

In addition, the National Contract provides that following a change in ownership of the company, Mr. della Sala is entitled to resign without notice for six months from the date of the change in ownership and receive 4 months of base salary in addition to severance indemnity compensation.

Employment Agreement for Brian K. Ferraioli

Current Agreement

We are not currently a party to an employment agreement with Mr. Ferraioli, other than the Change-in-Control Agreement described below. Mr. Ferraioli currently serves as our Vice President and Corporate Controller. He receives a base salary, and is eligible to receive awards under the LTI Plan and short-term incentive compensation program similar to other executives at his level as well as health and other benefits generally available to our employees.

Prior Agreement

Mr. Ferraioli entered into an employment agreement with us effective December 1, 2003, which by its terms expired on November 30, 2006. While Mr. Ferraioli's employment with us continues, we have not entered into a new employment agreement with him.

Under the prior agreement, Mr. Ferraioli agreed to serve as our Vice President and Corporate Controller. Mr. Ferraioli was entitled to a base salary to be reviewed by us on each anniversary date or another appropriate date when the salaries of executives at Mr. Ferraioli's level are normally reviewed.

Under the agreement, Mr. Ferraioli was eligible to participate in our annual short-term incentive compensation program, as determined by the Compensation Committee. He was also entitled to receive grants of stock options.

Mr. Ferraioli was entitled to a vacation period in accordance with our vacation policy in effect from time to time. Mr. Ferraioli was also entitled to those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at his level.

Mr. Ferraioli is covered by our Change in Control Agreement as in effect from time to time for executives at his level. A description of this agreement is below. Any amounts or benefits payable, paid or provided to him under such agreement will be in lieu of and not in addition to amounts or benefits that may be payable under the terms of his employment agreement.

Since the agreement terminated by its terms on November 30, 2006, any payments or benefits that were required to be provided under the agreement to Mr. Ferraioli upon a termination by us without "cause" or by Mr. Ferraioli for "good reason" are no longer applicable; however, Mr. Ferraioli may become eligible for certain payments or benefits under our Change in Control Agreement, which is described below, should his employment be terminated in connection with a change in control.

Mr. Ferraioli agreed to keep confidential all information regarding us that he receives during or after the term of his employment. In addition to any rights to indemnification to which Mr. Ferraioli is entitled under our charter and by-laws, to the extent permitted by applicable law, we will indemnify him at all times, including after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

Change-in-Control Arrangements

Other than the provisions which have been outlined for Mr. Milchovich and Mr. della Sala, we entered into change of control employment agreements, which we refer to as Change of Control Agreements, with Messrs. Ganz, La Duc and Ferraioli. The agreement with Mr. Ganz was entered into on October 10, 2005. The agreement with Mr. La Duc was entered into on April 14, 2004. The agreement with Mr. Ferraioli was entered into on December 1, 2003. The Change of Control Agreements provide that if, within three years of a “change of control,” as defined in the Change of Control Agreements, we terminate an executive's employment other than for “cause” (defined as failure to perform the Executive's duties or engaging in illegal or gross misconduct) or disability or if the executive terminates employment for “good reason” (defined as diminution of duties or responsibilities, our failure to compensate the executive, a change in workplace, our purported termination of the Change of Control Agreements or failure to comply with the Change of Control Agreements), the executive will be entitled to receive a lump sum cash payment of the following amounts: (i) the executive's base salary through the date of termination, plus (ii) proportionate annual short-term incentive compensation, plus (iii) unpaid deferred compensation and vacation pay. Messrs. Ganz, La Duc and Ferraioli will also be entitled to receive a lump sum cash payment of three times the sum of the executive's base salary and the highest annual short-term incentive compensation.

The Change of Control Agreements also provide for a five-year continuation of certain employee welfare benefits and a lump sum payment equal to the actuarial value of the service credit under our qualified retirement plans the executive would have received if he had remained employed for three years after the date of his termination. We will also provide the executive with outplacement services. Finally, the executive may tender restricted stock (whether vested or not) in exchange for cash. However, if any payments to the executive, whether under the Change of Control Agreements or otherwise, would be subject to the “golden parachute” excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we will make an additional payment to put the executive in the same after-tax position as if no excise tax had been imposed. Any legal fees and expenses arising in connection with any dispute under the Change of Control Agreements will be paid by us. In addition, these Change of Control Agreements also provide that after termination of employment with us, the executives will not, without our prior written consent, disclose any secret or confidential information, knowledge or data relating to us to anyone other than us and persons designated by us.

Under the Foster Wheeler Inc. 1995 Stock Option Plan, the executive has the right to surrender his or her options to us and receive, in cash, the difference between the fair market value of the shares covered by the options and the exercise price of the options.

Under the Foster Wheeler Ltd. 2004 Stock Option Plan and the Foster Wheeler Ltd. Management Restricted Stock Plan and related agreements, the vesting of options and restricted shares accelerates so that the executive will be able to exercise or acquire 100% of the shares then unvested immediately prior to consummation of the transaction.

Under the LTI Plan, if a participant’s employment or service terminates following a change of control (as defined in the plan), unless otherwise specifically prohibited under applicable law, or by rules and regulations of any governing governmental agencies or national securities exchanges: (i) all stock options granted will become immediately vested and exercisable, (ii) any period of restriction and other restrictions imposed on restricted stock or restricted stock units will lapse and such awards shall become fully vested, and, (iii) if we were to grant awards in the future with performance-based vesting, unless otherwise specified in an award agreement, the target payout opportunities attainable under all outstanding performance-based awards will be deemed to have been earned as of the effective date of the change of control, and payout shall be based on assumed achievement of the target payout level and the length of the performance period that has elapsed before the change in control occurs.

Outstanding Equity Awards as of December 29, 2006

The following table sets forth the outstanding equity awards for each of our named executive officers as of December 29, 2006.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(1)
Raymond J. Milchovich	511,784	(2)	—		$9.378	10/5/2007	—		$—
	65,000	(3)	—		$99.700	10/22/2011	—		$—
	—		280,040	(4)	$43.470	8/11/2011	—		$—
	—		—		$—	—	124,470	(4)	$6,863,276
John T. La Duc	—		103,636	(5)	$9.378	10/5/2007	—		$—
	—		24,381	(6)	$50.100	12/31/2011	—		$—
	—		—		$—	—	69,680	(7)	$3,842,155
	—		—		$—	—	10,827	(6)	$597,001
Peter J. Ganz	4,347	(8)	34,777	(9)	$29.950	10/9/2008	—		$—
	—		16,701	(6)	$50.100	12/31/2011	—		$—
	—		—		$—	—	11,611	(10)	$640,231
	—		—		$—	—	7,417	(6)	$408,973
Umberto della Sala	100	(11)	—		$552.500	1/2/2008	—		$—
	100	(12)	—		$270.000	1/4/2009	—		$—
	150	(13)	—		$113.750	1/2/2011	—		$—
	716	(2)	81,432	(5)	$9.378	10/5/2007	—		$—
	333	(14)	112,667	(15)	$23.200	8/7/2008	—		$—
	—		18,286	(6)	$50.100	12/31/2011	—		$—
	—		—		$—	—	54,751	(7)	$3,018,970
	—		—		$—	—	13,333	(16)	$735,182
	—		—		$—	—	8,120	(6)	$447,737
Brian K. Ferraioli	100	(12)	—		$270.000	1/4/2009	—		$—
	150	(13)	—		$113.750	1/2/2011	—		$—
	842	(17)	—		$32.800	9/24/2012	—		$—
	—		31,525	(5)	$9.378	10/5/2007	—		$—
	—		4,876	(6)	$50.100	12/31/2011	—		$—
	—		—		$—	—	21,196	(7)	$1,168,747
	—		—		$—	—	2,165	(6)	$119,378
Bernard H. Cherry	7,650	(18)	—		$29.800	11/4/2012	—		$—
	2,500	(19)	—		$24.100	12/23/2013	—		$—

(1)	Calculated using our closing share price of $55.14 on December 29, 2006.

(2)	Granted on October 6, 2004 under the Foster Wheeler Ltd. 2004 Stock Option Plan.

(3)	Granted on October 22, 2001 as an inducement award as provided by Mr. Milchovich’s employment agreement.

(4)	Granted on August 11, 2006 under the LTI Plan; vests one-third on August 11, 2007, one-third on August 11, 2008 and one-third on August 11, 2009.

(5)	Granted on October 6, 2004 under the Foster Wheeler Ltd. 2004 Stock Option Plan; vested on December 31, 2006.

(6)	Granted on November 15, 2006 under the LTI Plan; vests one-third on December 31, 2007, one-third on December 31, 2008 and one-third on December 31, 2009.

(7)	Granted on October 6, 2004 under the Foster Wheeler Ltd. Management Restricted Stock Plan; vested on December 31, 2006.

(8)	Granted on October 10, 2005 under the Foster Wheeler Ltd. 2004 Stock Option Plan.

(9)	Granted on October 10, 2005 under the Foster Wheeler Ltd. 2004 Stock Option Plan; vested on December 31, 2006.

(10)	Granted on October 24, 2005 under an inducement award as provided by Mr. Ganz’s employment agreement based upon the closing price of the common shares on October 7, 2005; vested on December 31, 2006.

(11)	Granted on January 2, 1998 under the Foster Wheeler Inc. 1995 Stock Option Plan.

(12)	Granted on January 4, 1999 under the Foster Wheeler Inc. 1995 Stock Option Plan.

(13)	Granted on January 2, 2001 under the Foster Wheeler Inc. 1995 Stock Option Plan.

(14)	Granted on August 8, 2005 under the Foster Wheeler Ltd. 2004 Stock Option Plan.

(15)	Granted on August 8, 2005 under the Foster Wheeler Ltd. 2004 Stock Option Plan; vested on December 31, 2006.

(16)	Granted on August 8, 2005 under the Foster Wheeler Ltd. Management Restricted Stock Plan; vested on December 31, 2006.

(17)	Granted on September 24, 2002 under the Foster Wheeler Inc. 1995 Stock Option Plan.

(18)	Granted on November 4, 2002 as an inducement award as provided by Mr. Cherry’s employment agreement.

(19)	Granted on December 23, 2003 as an inducement award as provided by Mr. Cherry’s employment agreement.

Option Exercises and Stock Vested for the Year Ended December 29, 2006

The following table sets forth the aggregate number of stock options exercised and restricted share/restricted share unit awards that vested for each of our named executive officers during the year ended December 29, 2006. The table also sets forth the value realized on the exercise of stock options (the difference between our common share price on the date of exercise and the option exercise price) and the vesting of restricted shares or restricted share units (our common share price on the date of vesting). The stock options and restricted shares/restricted share units resulted from awards under the Foster Wheeler Inc. 1995 Stock Option Plan, the Foster Wheeler Ltd. 2004 Stock Option Plan, inducement option grants, the Foster Wheeler Ltd. Management Restricted Stock Plan, or inducement restricted stock grants.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Raymond J. Milchovich	561,783	$20,584,461	516,149	$23,548,943
John T. La Duc	51,818	$1,756,270	34,840	$1,276,538
Peter J. Ganz	13,041	$274,205	5,806	$212,732
Umberto della Sala	102,000	$2,718,834	34,042	$1,247,299
Brian K. Ferraioli	15,763	$456,914	10,598	$388,311
Bernard H. Cherry (1)	345,453	$10,846,020	232,267	$8,967,559

(1)
Includes 154,845 restricted shares and 230,302 stock options that vested on the date Mr. Cherry’s tenure ended with us. See Note 12 to the section entitled “Summary Compensation Table for the Year Ended December 29, 2006,” above.

Pension Benefits for the Year Ended December 29, 2006

We maintain a qualified non-contributory defined benefit pension plan for eligible employees. The pension plan provides for benefits determined under either a final average pay formula or a cash balance accrual. Employees as of December 31, 1998 made a one-time election to either continue under the final average pay plan that existed at such time or retain their final average pay accrued benefit as of December 31, 1998 and accrue benefits under the new cash balance formula. Mr. Ferraioli chose to retain the final average pay plan. Employees hired after December 31, 1998, including Mr. Milchovich, are covered under the cash balance formula only. On May 31, 2003, the defined benefit pension plan was frozen and no further benefit accruals occurred after that date. The following table sets forth the frozen service and the value of the frozen pension benefits payable at normal retirement, age 65, for our named executive officers.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d) (1)		Payments During Last Fiscal Year ($) (e)
Raymond J. Milchovich	Foster Wheeler Inc. Salaried Employees Pension Plan	1	$15,168	(2)	$—
John T. La Duc	None	—	$—		$—
Peter J. Ganz	None	—	$—		$—
Umberto della Sala	None (3)	—	$—		$—
Brian K. Ferraioli	Foster Wheeler Inc. Salaried Employees Pension Plan	24	$235,985	(4)	$—
Bernard H. Cherry	None	—	$—		$—

(1)
Determined using the same actuarial assumptions (except using an assumed retirement age of 65) used in the preparation of our consolidated financial statements. For more information, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 29, 2006: Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations―Application of Critical Accounting Estimates,” and Note 8, “Pensions and Other Postretirement Benefits” to our Consolidated Financial Statements included within Item 8, “Financial Statements and Supplementary Data.”

(2)
Mr. Milchovich’s accumulated benefit is determined under a non-contributory cash balance benefit formula. The cash balance account is based on the annual pay credit equal to percentages disclosed in the chart below and interest credited each year is the 12-month average of the 30-year Treasury bond rate for the preceding year. For Mr. Milchovich, the percentage in 2006 was 6.0%. The cash balance benefit is the actuarial equivalent of the cash balance account at retirement.

Cash balance is based on annual pay credit equal to:

Age Last Birthday as of End of Plan Year	Percentage of Plan Earnings
Under 25	1.5%
25 - 29	2.0%
30 - 34	2.5%
35 - 39	3.0%
40 - 44	4.0%
45 - 49	5.0%
50+	6.0%

(3)
Mr. della Sala’s terms of employment are governed by Italian law and the National Contract. He is not eligible for a Foster Wheeler pension plan. Upon retirement, Mr. della Sala will receive certain retirement benefits from the Italian government pursuant to Italian law. We make contributions to the government plan if and as required by Italian law.

(4)
Mr. Ferraioli’s accumulated benefit is determined under a non-contributory final average pay benefit formula, which is based upon 1.2% of final average monthly earnings times credited service earned. Final average monthly earnings represent the average of the monthly earnings during the highest 60 consecutive months, during the last 120 months prior to May 31, 2003. Mr. Ferraioli also has a frozen contributory benefit added to the non-contributory final average pay benefit payable at retirement.

Other Potential Post-Employment Payments

The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, termination for good reason, termination for cause, voluntary termination, termination as a result of death or disability, termination as a result of retirement and termination as a result of change in control of Foster Wheeler, as per company policy and their respective employment and change of control agreements, which are described in more detail under “Employment Agreements.”

Except for Mr. Cherry, the potential payments represent the value transfer as a result of the termination event which assumes the termination event occurs as of the last day of our fiscal year (December 29, 2006). The potential payments exclude base salary earned but unpaid as of December 29, 2006, short-term incentive compensation for fiscal year 2006, accrued but unpaid vacation as of December 29, 2006, and the continuation of certain employee benefits pursuant to the terms of the Foster Wheeler employee benefit plans. The value estimated to be realized upon the acceleration of unvested restricted share awards and stock options assume a common share price of $55.14. Mr. Cherry’s amounts represent the amounts due to him as a result of the end of his tenure with us as of June 16, 2006, including the value estimated to be realized upon the accelerated vesting of his unvested restricted share awards and stock options.

Under their employment agreements, Mr. La Duc and Mr. Ganz will not receive any payments upon termination until the first day following the sixth month anniversary of their termination dates. In addition, under the terms of their employment agreements, each of these executive officers has agreed not to provide services to any competitors for a period of time after termination. See “Employment Agreements.”

Potential Post-Employment Payments	Raymond J. Milchovich		John T. La Duc		Peter J. Ganz		Umberto della Sala (1)		Brian K. Ferraioli		Bernard H. Cherry
Total assuming terminated without cause or resigned for good reason:
Annual base salary	$1,890,000	(2)	$941,920	(2)	$850,000	(2)	$1,810,540	(3)	$-		$1,094,120	(2)
Annual short-term incentive compensation	1,890,000	(4)	659,344	(5)	595,000	(5)	1,455,656	(6)	-		703,769	(7)
Continuing health and welfare benefits	101,938	(8)	60,284	(8)	57,978	(8)	-		-		17,352	(8)
Executive career assistance	8,000	(9)	8,000	(9)	8,000	(9)	-		-		8,000	(9)
Value estimated to be realized had the vesting of
restricted share awards and stock options been
accelerated to December 29, 2006	10,131,343	(10)	9,304,627	(10)	2,009,410	(10)	11,619,125	(10)	2,755,348	(10)	12,988,400	(11)
Total	$14,021,281		$10,974,175		$3,520,388		$14,885,321		$2,755,348		$14,811,641
Terminated for cause or voluntarily terminated	$-		$-		$-		$211,173	(12)	$-		N/A
Terminated as a result of disability:
Annual base salary	$945,000	(13)	$-	(14)	$-	(14)	$1,810,540	(3)	$-	(14)
Annual short-term incentive compensation	-		-		-		1,455,656	(6)	-
Continuing health and welfare benefits	101,938	(8)	-	(14)	-	(14)	-		-	(14)
Value estimated to be realized had the vesting of
restricted share awards and stock options been
accelerated to December 29, 2006	10,131,343	(10)	9,304,627	(10)	2,009,410	(10)	11,619,125	(10)	2,755,348	(10)
Total	$11,178,281		$9,304,627		$2,009,410		$14,885,321		$2,755,348		N/A
Terminated as a result of death:
Annual base salary	$945,000	(13)	$-		$-		$905,529	(15)	$-
Annual short-term incentive compensation	-		-		-		631,967	(16)	-
Continuing health and welfare benefits	101,938	(8)	-		-		-		-
Value estimated to be realized had the vesting of
restricted share awards and stock options been
accelerated to December 29, 2006	10,131,343	(10)	9,304,627	(10)	2,009,410	(10)	11,619,125	(10)	2,755,348	(10)
Total	$11,178,281		$9,304,627		$2,009,410		$13,156,621		$2,755,348		N/A
Terminated as a result of retirement:
Severance payment	$-		$-		$-		$211,173	(12)	$-
Value estimated to be realized had the vesting of
restricted share awards and stock options been
accelerated to December 29, 2006	-	(17)	8,623,139	(18)	-	(17)	-	(17)	-	(17)
Total	$-		$8,623,139		$-		$211,173		$-		N/A
Terminated as a result of a change in control:
Annual base salary	$2,835,000	(19)	$1,412,880	(19)	$1,275,000	(19)	$1,810,540	(3)	$803,400	(19)
Annual short-term incentive compensation	2,835,000	(20)	1,695,456	(21)	1,785,000	(21)	1,455,656	(6)	803,400	(21)
Continuing health and welfare benefits	152,907	(22)	150,710	(23)	144,945	(23)	-		168,330	(23)
Executive career assistance	8,000	(9)	8,000	(9)	8,000	(9)	-		8,000	(9)
Value estimated to be realized had the vesting of
restricted share awards and stock options been
accelerated to December 29, 2006	10,131,343	(10)	9,304,627	(10)	2,009,410	(10)	11,619,125	(10)	2,755,348	(10)
Gross up payment for excise taxes paid	-	(24)	-	(24)	-	(24)	-		771,635	(24)
Total	$15,962,250		$12,571,673		$5,222,355		$14,885,321		$5,310,113		N/A
__________________

(1)	Conversion to U.S. dollars from euros is calculated using the exchange rate as of December 29, 2006.

(2)	Represents two years of annual base salary.

(3)
Represents severance indemnity compensation based on seniority, plus approximately 13 months of base salary for indemnity in lieu of notice, plus the maximum amount of 22 months of base salary for indemnity as a result of unjustified dismissal for a termination without either cause or justified reasons. Upon a resignation with good reason, Mr. della Sala would be entitled to receive severance indemnity compensation based on seniority, plus approximately 13 months of base salary for indemnity in lieu of notice, for a total of $905,529.

(4)	Represents two years of annual short-term incentive compensation, at stated target of 100% of annual base salary.

(5)	Represents two years of annual short-term incentive compensation, at target of peers of 70% of annual base salary.

(6)
Represents approximately 13 months of the three-year average annual short-term incentive compensation for indemnity in lieu of notice, plus the maximum amount of 22 months of the three-year average annual short-term incentive compensation for indemnity as a result of unjustified dismissal for a termination without either cause or justified reasons. Upon a resignation with good reason, Mr. della Sala would be entitled to receive approximately 13 months of the three-year average annual short-term incentive compensation for indemnity in lieu of notice worth $631,967.

(7)
Represents one year of annual short-term incentive compensation determined in accordance with Mr. Cherry’s Separation Letter and Employment Agreement using an average of the short-term incentive compensation percentages paid to other executive officers of his level. In accordance with his Separation Letter and Employment Agreement, Mr. Cherry is also entitled to short-term incentive compensation for fiscal year 2007, which will be determined using an average of the short-term incentive compensation percentages paid to other executives of his level.

(8)	Represents two years of continuing health and welfare benefits.

(9)	Represents the cost of executive career assistance.

(10)
Represents the value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 29, 2006. The value of restricted share awards was estimated by multiplying the number of accelerated restricted share awards by a common share price of $55.14. The value of stock options was estimated by multiplying the number of accelerated “in-the-money” stock options by the difference between a common share price of $55.14 and the stated exercise price of the stock option.

(11)
Represents the value estimated to be realized upon the accelerated vesting of restricted share awards and stock options as of June 16, 2006, which is the date that Mr. Cherry’s tenure with us ended. The value of restricted share awards was estimated by multiplying the number of restricted share awards by the June 16, 2006 closing share price of $39.53. The value of stock options was estimated by multiplying the number of accelerated stock options by the difference between the common share price on the dates of exercise and the stated exercise price.

(12)	Represents severance indemnity compensation based on seniority.

(13)	Represents one year of annual base salary.

(14)
The named executive officer has elected to participate in our long-term disability insurance program, which is available to all eligible employees. The disability insurance premiums are paid solely by the named executive officer to an unrelated third-party insurance carrier. In the event of a named executive officer’s disability, the insurer would be responsible for disability payments to him. Upon a termination based on disability, we allow eligible employees, including the named executive officer, to continue participation in our health benefits coverage at employee cost, which is subsidized by us.

(15)	Represents severance indemnity compensation based on seniority, plus approximately 13 months of base salary for indemnity in lieu of notice.

(16)	Represents approximately 13 months of the three-year average annual short-term incentive compensation for indemnity in lieu of notice.

(17)	Named executive officer was not eligible to retire due to his age as of December 29, 2006 under the terms of the plan and the award agreements.

(18)
Represents the value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 29, 2006. The value of restricted share awards was estimated by multiplying the number of pro rata accelerated restricted share awards by a common share price of $55.14. The value of stock options was estimated by multiplying the number of pro rata accelerated “in-the-money” stock options by the difference between a common share price of $55.14 and the stated exercise price of the stock option.

(19)	Represents three years of annual base salary.

(20)	Represents three years of annual short-term incentive compensation, at stated target of 100% of annual base salary.

(21)	Represents three times the highest annual short-term incentive compensation awarded over the prior three years.

(22)	Represents three years of continuing health and welfare benefits.

(23)	Represents five years of continuing health and welfare benefits.

(24)
Represents the gross up payment for excise taxes estimated to be incurred in accordance with Internal Revenue Code Section 280G and Internal Revenue Code Section 4999. Internal Revenue Code Section 280G provides that "employment agreements" entered into within one year of the date of a change in control are presumed to have been “contingent” on the change in control, absent clear and convincing evidence to the contrary. If the presumption is not rebutted, the full value of the payments made under the employment agreements, as opposed to the lower, modified value otherwise permitted under the Internal Revenue Code Section 280G, would be deemed to be change in control payments. For the purpose of these calculations, we have assumed that we would be able to rebut the presumption and that therefore only the lower, modified value would be deemed to be part of the change in control payments. A contrary assumption could under certain circumstances result in higher taxes and therefore an increase in termination payments being made upon a change in control.

N/A Not applicable.

Transactions with Related Persons, Promoters and Certain Control Persons

Our Board of Directors has adopted a written policy and procedures under which our Audit Committee shall evaluate and consider for approval and/or ratification transactions, arrangements and relationships that may occur or exist between us, on the one hand, and directors, certain of our officers and certain persons or entities associated with such persons on the other hand. Under the policy, any transaction involving more than $120,000, including any financial transaction, arrangement, relationship, indebtedness or guarantee between us and any related party, including, without limitation, any transaction that is required to be disclosed by us in any of our filed periodic reports or proxy statements, will be deemed to be a related party transaction. However, the following will not be considered related party transactions: (1) executive compensation arising from a relationship or transaction that is otherwise required to be reported by us such as salary, bonuses and equity grants; (2) compensation that would have been required to be reported had such person been an executive officer provided that such compensation was approved or recommended to our Board of Directors for approval by our Compensation Committee; (3) a transaction, relationship or arrangement where the applicable rates and charges were determined by competitive bids; (4) a transaction, relationship or arrangement involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and (5) interests arising solely from the ownership of a class of our equity securities, where all holders of that class of our equity securities received the same benefit on a pro rata basis. Additionally, any relationship, transaction or arrangement that any director has with us or any other person (directly or as a partner, shareholder, director or officer of any entity or organization) which such director believes could interfere with such director’s exercise of independent judgment in carrying out his or her responsibilities as a director will also be subject to the policy.

To the extent practicable, related party transactions are presented to our Audit Committee prior to their consummation. When reviewing and evaluating a related party transaction, our Audit Committee may consider, among other things, any effect a transaction may have upon a director’s independence, whether the transaction involves terms and conditions that are no less favorable to us than those that could be obtained in a transaction between us and an unrelated third party and the nature of any director’s or officer’s involvement in the transaction. Our management will notify our Audit Committee not less frequently than annually of new related party transactions of which they are aware and any material changes to any previously approved, conditionally approved or ratified related party transactions. We have adopted procedures to implement the foregoing policies.

During 2006, there were no reportable transactions between us and any related person.

In February 2007, our Audit Committee considered the fact that we will likely seek business from NRG Energy, Inc. or one of its subsidiaries, all of which we refer to as NRG. NRG is a wholesale power generation company and periodically purchases equipment and/or services from us. One of our directors is NRG’s Executive Vice President and Chief Financial Officer. Our Audit Committee determined prospectively to approve all transactions that take place between us and NRG so long as our director has no significant direct involvement in the transaction, the transaction is not material either to him or to NRG and the total of all transactions between us and NRG in a reporting year involves payment to us of no more than $10,000,000. At least annually, we will present a summary report to the Audit Committee of all NRG related transactions that, absent this approval, would otherwise be reportable related party transactions.

Proposals of Shareholders for the 2008 Annual General Meeting

Under our Bye-laws, shareholders who wish to nominate persons for election to our Board of Directors must submit their nominations to us not less than 120 calendar days in advance of the date that is one year after our proxy statement for the previous year's annual general meeting to be considered at our annual general meeting of shareholders to be held in 2008. Nominations must include certain information concerning the nominee and the proponent’s ownership of our common shares. SEC rules provide that if we change the date of our annual general meeting of shareholders to be held in 2008 more than 30 days from the date of the 2007 Annual General Meeting, this deadline will instead be a reasonable time before we begin to print and mail our proxy materials. Nominations not meeting these requirements will not be entertained at the annual general meeting. The Secretary should be contacted in writing at Perryville Corporate Park, Clinton, New Jersey 08809-4000 to submit a nomination or to obtain additional information as to the proper form of a nomination.

A shareholder may otherwise propose business for consideration without seeking to have the proposal included in our proxy statement. For business to be properly brought before our annual general meeting of shareholders to be held in 2008, a shareholder must give timely notice thereof in proper written form to the Secretary. To be timely, a shareholder's notice must be received by the Secretary at our principal executive offices not later than February 18, 2008. A shareholder's notice to the Secretary must contain the matters specified in our Bye-laws, a copy of which is filed as an exhibit to a Form 8-K filed with the SEC on May 12, 2006. In addition, Bermuda law provides that shareholders holding at least 5% of the total voting rights or 100 or more registered shareholders together may require a proposal to be submitted to an annual general meeting if the proposal is deposited at our registered office not less than six weeks before the date of the meeting, unless the meeting is subsequently called for a date six weeks or less after the notice has been deposited. If timely notice is not given of a shareholder proposal, then the proxies named on the proxy cards distributed by us for the annual general meeting may use the discretionary voting authority granted them by the proxy cards if the proposal is raised at the meeting, whether or not there is any discussion of the matter in the proxy statement.

Our Board of Directors is not aware of any matters that are expected to come before the Annual General Meeting other than those described in this proxy statement. If other matters should properly come before the meeting, the persons named in the proxy intend to vote the proxies in accordance with their best judgment.

By Order of the Board of Directors PETER J. GANZ Executive Vice President, General Counsel and Secretary

April 3, 2007

FOSTER WHEELER LTD.

PROXY

2007 ANNUAL GENERAL MEETING OF SHAREHOLDERS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" PROPOSALS 1 and 2

Please Mark Here ☐ For Address Change SEE REVERSE SIDE

Proposal 1.	Election of two directors, for terms expiring at Foster Wheeler Ltd.’s annual general meeting to be held in 2010.	FOR ☐	WITHHOLD AUTHORITY for all ☐

Nominees:
01 Eugene D. Atkinson
02 Stephanie Hanbury-Brown

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, MARK A LINE THROUGH THE NOMINEE'S NAME.

Proposal 2.
Appointment of PricewaterhouseCoopers LLP as Foster Wheeler Ltd.'s independent auditors and authorization of the Board of Directors, acting through the Audit Committee, to set the independent auditors’ remuneration, in each case for the fiscal year ending December 28, 2007.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

Please mark this box ☐
if you plan to
attend the Annual
Meeting

SIGNATURE________________________ SIGNATURE________________________ DATE_________________

NOTE: Please sign your name exactly as it appears above.
Joint owners should each sign.
When signing as an executor, administrator, personal representative, trustee, etc., please give full title as such.

^ FOLD AND DETACH HERE ^

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH OF WHICH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 P.M. Eastern Time on May 7, 2007.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.proxyvoting.com/fwlt Use the internet to vote your proxy. Have your proxy card in hand when you access the web site	OR	1-866-540-5760 Use any touch-tone telephone to your proxy. Have your proxy card in hand when you call

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. You may revoke your proxy prior to or at the annual general meeting and may vote in person if you wish.

Choose MLink(SM) for fast, easy and secure 24/7 online
access to your future proxy materials, investment plan
statements, tax documents and more. Simply log on to
Investor ServiceDirect(R) at www.melloninvestor.com/isd
where step-by-step instructions will prompt you through
enrollment.

FOSTER WHEELER LTD.

PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR
THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 8, 2007

The undersigned hereby appoints Raymond J. Milchovich, Peter J. Ganz and John A. Doyle, Jr., each with power to act without the other and with full power of substitution, as proxies to represent and to vote, as indicated on the reverse side of this card, all common shares of Foster Wheeler Ltd. registered in the name of the undersigned at the annual general meeting of shareholders to be held at the offices of Foster Wheeler Ltd., Perryville Corporate Park, Clinton, New Jersey on May 8, 2007 or any postponements or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no specific direction is given, the shares represented by this proxy will be voted "FOR" the proposals listed on the reverse side. Discretionary authority is hereby conferred on the proxyholders as to all other matters that may come before the meeting or any postponements or adjournments thereof.

(Continued, and to be marked, signed and dated on the other side)

Address change/comments (mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

ADMISSION TICKET

DIRECTIONS TO FOSTER WHEELER LTD.
PERRYVILLE CORPORATE PARK
CLINTON, NJ

FROM:

I-78 WEST: Take Route 78 West to Exit 12 (Jutland, Norton). Make a left off the exit ramp and go to the traffic light. Make a left at the light, over Route 78. Make a right at the first light (Frontage Road). Perryville Corporate Park is one half mile on the left. Use the second driveway on the left and follow the signs for annual meeting parking.

I-287 NORTH TO SOUTH: Follow Route 287 South and follow the signs for Route78 West. Follow the directions from I-78 West above.

I-287 SOUTH TO NORTH: Follow Route 287 North and follow the signs for I-78 West, then follow the directions from I-78 West above.

LIVINGSTON - FLORHAM PARK AREA: Take Route 24 West to the end (staying left) and follow signs for I-287 South-Somerville, then follow directions from Route I-287 North to South.

GARDEN STATE PARKWAY NORTH OR SOUTH: Take the Garden State Parkway to Exit 142. Follow the signs for I-78 West, then follow the directions from I-78 West above.

PHILLIPSBURG, ALLENTOWN AND EASTON: Take Route 22 East and go over the Phillipsburg Bridge, stay on Route 22 through Phillipsburg bearing right on Route 22 to I-78 East. Stay on I-78 East to Exit 11 (W. Portal, Pattenburg). Go straight through the traffic light at the end of the exit ramp. Bear left at fork. Perryville Corporate Park entrance is one half mile on the right. Use the first driveway on the right and follow the signs for annual meeting parking.

THIS TICKET IS NOT TRANSFERABLE